Exhibit 10.12

Execution Version

PURCHASE AND SALE AGREEMENT

dated as of July 1, 2025

by and among

CHANNEL THERAPEUTICS CORPORATION and LNHC, INC.,

as the Seller Parties

and

NOMIS ROYALTYVEST LLC,

as the Purchaser

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

Exhibits

Exhibit A:	Form of Closing Date Bill of Sale
Exhibit B:	Disclosure Schedule
Exhibit C:	Purchaser Account
Exhibit D:	Seller Account
Exhibit E:	Ligand License Agreement
Exhibit F:	Product Commercialization Plan

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of July 1, 2025, is by and between LNHC, INC., a Delaware corporation (the “Seller”), CHANNEL THERAPEUTICS CORPORATION, a Nevada corporation (the “Seller Parent”, and together with the Seller, the “Seller Parties”), NOMIS ROYALTYVEST LLC, a Delaware limited liability company (“Purchaser”).

W I T N E S S E T H:

WHEREAS, the Seller holds certain assets and rights relating to the Covered Products; and

WHEREAS, the Seller desires to sell, contribute, assign, transfer, convey and grant to the Purchaser, and the Purchaser desires to purchase, acquire and accept from the Seller, the Purchased Receivables described herein, upon and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties covenant and agree as follows:

ARTICLE I
DEFINED TERMS AND RULES OF CONSTRUCTION

Section 1.1      Defined Terms. The following terms, as used herein, shall have the following respective meanings:

“Account Bank” means Silicon Valley Bank, or such other bank or financial institution approved by the Purchaser and the Seller.

“Account Control Agreement” means any agreement entered into by the Account Bank, the Seller and the Purchaser in form and substance reasonably satisfactory to the Purchaser, pursuant to which, among other things, the Purchaser shall have control over the Collection Account within the meaning of Section 9-104 of the UCC.

“Affiliate” means, with respect to any designated Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such designated Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Equity Interests, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means, with respect to any Person, all laws, rules, regulations and orders of Governmental Authorities applicable to such Person, the conduct of its business, or any of its properties, products or assets.

“Applicable Percentage” means (a) prior to the expiration of the Initial Royalty Term, (i) with respect to Net Sales, 1.5%, and (ii) with respect to Non-Royalty License Income, 3.46%; and (b) after the expiration of the Initial Royalty Term, (i) with respect to Net Sales, 1.2%, and (ii) with respect to Non-Royalty License Income, 3.46%.

“Assignment Agreement” has the meaning set forth in the definition of Sato License Agreement.

“Bankruptcy Event” means the occurrence of any of the following in respect of any Person: (a) an admission in writing by such Person of its inability to pay its debts as they become due or a general assignment by such Person for the benefit of creditors; (b) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an order for relief in any case under any such law, or the appointment of or taking possession by a receiver, trustee, custodian, liquidator, examiner, assignee, sequestrator or other similar official for such Person or for any substantial part of its property; (c) corporate or other entity action taken by such Person to authorize any of the actions set forth in clause (a) or (b) of this definition; or (d) without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or the filing of any such petition against such Person, or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person, in each case where such petition or order shall remain unstayed or shall not have been stayed or dismissed within 90 days from entry thereof.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Applicable Law to remain closed.

“Change of Control” means any (w) reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of the Seller Parent or the Seller or issuance, sale or exchange of shares (or similar transaction or series of related transactions) of the Seller Parent or the Seller in which the holders of the Seller Parent’s or the Seller’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than 50% of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether the Seller Parent or the Seller, as applicable, is the surviving entity, (x) Disposition of all or substantially all of the properties or assets of the Seller Parent or the Seller or (y) Disposition of all or substantially all of the Product Rights.

“Closing” has the meaning set forth in Section 6.1.

“Closing Date” has the meaning set forth in Section 6.1.

“Closing Date Bill of Sale” means that certain bill of sale, dated as of the Closing Date, executed by the Purchaser and the Seller, substantially in the form of Exhibit A.

“Closing Payment” has the meaning set forth in Section 2.2.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Collection Account” means a segregated deposit account of the Seller established and maintained at an Account Bank pursuant to an Account Control Agreement for the purpose of receiving remittances from the Lockbox Account.

“Commercially Reasonable Efforts” or “Commercially Reasonable Actions” means,

(a) with respect to any Intellectual Property Rights in any country, efforts or actions that would be commercially reasonable for an owner and licensor of such Intellectual Property Rights in such country, which owner and licensor is entitled to the full economic benefit of such Intellectual Property Rights without regard to the transactions contemplated by this Agreement or any other business of, or assets owned by, such owner and licensor; or

(b) for purposes of Section 5.6, with respect to the efforts to be expended, or considerations to be undertaken, by the Seller or its Affiliates with respect to any objective, activity or decision to be undertaken hereunder, reasonable, good faith efforts to accomplish such objective, activity or decision as a prudent company in the biotechnology industry of a size comparable to the Seller Parent and its Subsidiaries, taken as a whole, would normally use to accomplish a similar objective, activity or decision under similar circumstances, it being understood and agreed that with respect to the Exploitation of the Covered Products, the Seller may take into account: (a) issues of efficacy, safety, and expected and actual approved labeling, (b) the expected and actual competitiveness of alternative products sold by third parties in the marketplace, (c) the likelihood of regulatory approval and/or pricing approval or pricing restrictions given the regulatory structure involved, including regulatory or data exclusivity, and (d) the expected and actual profitability of the Covered Products, all as measured by the facts and circumstances in existence at the time such efforts are due, but excluding (x) any payments owed to Ligand under the Ligand License Agreement and (y) any payments owed to the Purchaser under this Agreement.

“Confidential Information” has the meaning set forth in Section 8.1.

“Counterparty” means any counterparty to a Material Contract, including Ligand under the Ligand License Agreement.

“Covered Product Revenue Payment” means, for each calendar quarter from and after July 1, 2025, the Applicable Percentage of all aggregate Net Sales in the Territory and all Non-Royalty License Income during such calendar quarter.

“Covered Products” means ZELSUVMI™ (berdazimer) topical gel for the treatment of molluscum contagiosum in humans and any improvements, successors, replacements or varying dosage forms of the foregoing.

“Disclosing Party” has the meaning set forth in Section 8.1.

“Disclosure Schedule” means the Disclosure Schedule, dated as of the date hereof and attached hereto as Exhibit B.

“Disposition” or “Dispose” means, with respect to any Person, directly or indirectly, the sale, assignment, conveyance, transfer, license, sublicense or other disposition (whether in a single transaction or a series of related transactions) (including by way of a sale and leaseback transaction) of property or assets by any Person.

“Disputes” has the meaning set forth in Section 3.11(h).

“Distributor” means, with respect to a country, any Third Party that is used by Seller in such country on a non-exclusive basis, and without any license grant or other right from Seller or any of its Sublicensees under any Intellectual Property Rights, to distribute finished, packaged pharmaceutical products to pharmacies, managed care organizations, governmental agencies, and other group purchasing organizations (e.g., pharmaceutical benefits managers) and the like in such country. For clarity, a Distributor of a Covered Product in a country shall not include any person or entity that has been granted a right, whether by license or otherwise and whether express or implied (including by subcontract or agency), by Seller or its Affiliates to manufacture any such Covered Product.

“Dollar” or the sign “$” means United States dollars.

“Equity Interests” means, with respect to any Person, all of the (i) shares of capital stock of (or other ownership or profit interests in) such Person, (ii) warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, (iii) securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and (iv) other ownership or profit interests in such Person (including partnership, member, membership or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Event of Default” means the occurrence of one or more of the following:

(a)       any failure by any of the Seller Parties to pay amounts owed to Purchaser when and as required to be paid pursuant to this Agreement, which failure to pay continues for more than five Business Days after receipt of written notice from the Purchaser;

(b)       except as set forth in clause (a) above, the breach by any of the Seller Parties of any of their obligations under any Transaction Document where Purchaser has provided notice of such breach to the Seller Parties in writing and Seller Parties have not cured such breach within 30 days following receipt of such notice and where such breach, if not cured, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(c)       (i) by virtue of any act or omission of the Seller Parties, any security interest purported to be created by this Agreement (A) ceases to be in full force and effect other than in accordance with the terms of the Transaction Documents, or (B) ceases to give the rights, powers and privileges purported to be created and granted hereunder or thereunder in the event of a recharacterization (except as otherwise expressly provided herein and therein), or (C) is asserted by the Seller Parties not to be a valid, perfected, first priority security interest in the Purchased Receivables, and/or (ii) the Seller Parties take any action which could reasonably be expected to materially impair Purchaser’s security interests in the Purchased Receivables pursuant to the Transaction Documents; or

(d)       a Bankruptcy Event of any of the Seller Parties.

“Excluded Liabilities and Obligations” has the meaning set forth in Section 2.5.

“Exploit” and “Exploitation” shall mean, with respect to a product such as Covered Products, the research, study, development, formulation, processing, engineering, manufacture, testing, seeking and obtaining Regulatory Approval, use, sale, offer for sale (including marketing and promotion) and distribution (including importing, exporting, transporting, customs clearance, warehousing, invoicing, storage, handling and delivering) or other commercialization of such product.

“FDA” means the U.S. Food and Drug Administration and any successor agency thereto.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time.

“GMP” means good manufacturing practices and standards for the production of drugs promulgated or endorsed by the FDA, as set forth in 21 C.F.R. Parts 210, 211, 600 through 680, 820, and 1271, as applicable, and comparable regulatory standards promulgated by any other Governmental Authority.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority (including supranational authority), commission, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including each Patent Office, the FDA and any other government authority in any country.

“In-License” means each license, settlement agreement or other agreement or arrangement between the Seller or any of its Affiliates and any Third Party pursuant to which the Seller or any of its Affiliates obtains a license or sublicense or a covenant not to sue or similar grant of rights to any patents or other intellectual property rights of such Third Party that is necessary for the Exploitation of a Covered Product.

“Indebtedness” of any Person means (a) any obligation of such Person for borrowed money, (b) any obligation of such Person evidenced by a bond, debenture, note or other similar instrument, (c) any obligation of such Person to pay the deferred purchase price of property or services (except (i) any accounts payable that arise in the ordinary course of business that are not in dispute and are not 90 days or more past due, (ii) payroll liabilities and deferred compensation, and (iii) any purchase price adjustment, royalty, earnout, milestone payments, contingent payment or deferred payment of a similar nature incurred in connection with any license, lease, contract research and clinic trial arrangements or acquisition), (d) any obligation of such Person as lessee under a capital lease (under GAAP as in effect on the date hereof), (e) any obligation of such Person to purchase securities or other property that arises out of or in connection with the sale of the same or substantially similar securities or property, (f) any non-contingent obligation of such Person to reimburse any other Person in respect of amounts paid under a letter of credit or other guaranty issued by such other Person, (g) any Indebtedness of others secured by a Lien on any asset of such Person, and (h) any Indebtedness of others guaranteed by such Person; provided that intercompany loans among the Seller and its Affiliates shall not constitute Indebtedness.

“Initial Royalty Term” means, on a country-by-country basis, the period of time commencing on the Effective Date and continuing until the expiration or termination of the last to expire Valid Claim of the Patents that cover the Covered Products.

“Intellectual Property Rights” means any and all of the following: (a) the Patents, (b) all Know-How and (c) all registered and unregistered trademarks, trademark applications, service marks, trade names, logos, packaging design, slogans and internet domain names, in each case, used in, relating to or necessary for the Exploitation of the Covered Products that is owned or controlled by the Seller.

“Investigational New Drug Application” means an Investigational New Drug Application, as such term is defined in the Federal Food, Drug, and Cosmetic Act of 1938, as amended, and the FDA regulations promulgated thereunder, for any Covered Product.

“IRB” has the meaning set forth in Section 3.12(l).

“IRS” means the United States Internal Revenue Service.

“Know-How” means any and all technical, scientific, regulatory, and other information, results, knowledge, techniques and data, in whatever form and whether or not confidential, patented or patentable, including inventions, invention disclosures, discoveries, plans, processes, practices, methods, knowledge, trade secrets, know-how, instructions, skill, experience, ideas, concepts, data (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality control, and pre-clinical and clinical data), formulae, formulations, compositions, specifications, marketing, pricing, distribution, cost, sales and manufacturing data or descriptions, and all chemical or biological materials and other tangible materials. Know-How does not include any Patent claiming any of the foregoing.

“Knowledge” means, with respect to the Seller Parties, (a) for the purposes of ARTICLE III, the actual knowledge, as of the date of this Agreement, of any of the persons identified on Section 1.1 of the Disclosure Schedule, after due inquiry by each such person of each of his or her direct reports and (b) for the other purposes of this Agreement, the actual knowledge, as of a specified time, of any of the persons identified on Section 1.1 of the Disclosure Schedule or any successor to any such person holding the same or substantially similar position at such time; provided, however, that for purposes of this clause (b), each such person shall be deemed to have actual knowledge of any fact or matter such officer would reasonably be expected to discover in performing his or her duties and responsibilities, in such capacity, in the ordinary course of business.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property or other priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale or any sale with recourse, or any other restriction on transfer.

“Ligand” means Ligand Pharmaceuticals Incorporated, a Delaware corporation.

“Ligand License Agreement” means that certain Exclusive License and Sublicense Agreement, dated as of March 24, 2025, by and between Ligand and Seller, as amended from time to time subject to and in accordance with the terms of this Agreement.

“Lockbox Account” means a segregated deposit account of the Seller established and maintained at an Account Bank pursuant to an Account Control Agreement for the purpose of receiving payments owed to the Seller in respect of the Covered Products.

“Loss” means any loss, liability, cost, expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees and expenses), charge, fine, penalty, obligation, judgment, award, assessment, claim or cause of action.

“Material Adverse Effect” means a material adverse effect on (a) the legality, validity or enforceability of any of the Transaction Documents or the Material Contracts, (b) the ability of the Seller Parties to perform their obligations under any of the Transaction Documents, or the Ligand License Agreement, (c) the rights or remedies of the Purchaser under any of the Transaction Documents, (d) the right of the Purchaser to receive the Purchased Receivables, the timing, amount or duration of the Purchased Receivables, or the right to receive royalty reports and other information (including audit information) on the terms set forth in this Agreement, or (e) the business of the Seller Parties and their Subsidiaries, taken as a whole.

“Material Contract” means the Ligand License Agreement, the Sato License Agreement, any Out-License, license agreement, distribution agreement, supply agreement, any agreement or arrangement with a contract manufacturing organization or contract research organization, and any other agreement or arrangement that is necessary or useful for the Exploitation of the Covered Products.

“Material Nonpublic Information” means any information that has not been disseminated to the general public, including, without limitation, through public filing with a securities regulatory authority, issuance of a press release, disclosure of the information in a national or broadly disseminated news service, or the issuance of a proxy statement or prospectus, that might (i) affect the market value or trading of a security generally or (ii) affect an investment decision of a reasonable investor.

“Net Sales” means, with respect to any Covered Product, the gross amounts invoiced for sales or other disposition of such Covered Product by or on behalf of Seller, its Affiliates, and their Sublicensees to Third Parties (other than Seller’s Affiliates, Sublicensees and Distributors) for use by the end user in a bona fide arm’s length transaction less (a) sales taxes or other similar taxes, (b) shipping and insurance charges, (c) actual allowances, rebates, credits, or refunds for returned or defective Covered Products, (d) trade discounts and quantity discounts, retroactive price reductions, or other allowances actually allowed or granted from the billed amount and taken, (e) rebates, credits, and chargeback payments (or the equivalent thereof) granted to managed health care organizations, wholesalers, or to federal, state/provincial, local and other governments, including their agencies, purchasers, and/or reimbursers, or to trade customers, and (f) any import or export duties, tariffs, or similar charges incurred with respect to the import or export of the Covered Product into or out of any country in the Territory. The Covered Product will be considered sold when paid for. Notwithstanding the foregoing, Net Sales shall not include, and shall be deemed zero with respect to, (1) the distribution of reasonable quantities of promotional samples of the Covered Product, (2) Covered Products provided for clinical trials or research purposes, or charitable or compassionate use purposes, or (3) Covered Products provided to any of Seller’s Affiliates, Sublicensees or other strategic partners under an agreement in which Net Sales by such Affiliate, Sublicensee or other strategic partner shall be subject to royalties hereunder.

“Net Sales Exceptions” has the meaning set forth in the definition of “Net Sales”.

“New Drug Application” means a New Drug Application, Supplement or an Abbreviated New Drug Application, as those terms are defined in the Federal Food, Drug, and Cosmetic Act of 1938, as amended, and the FDA regulations promulgated thereunder, for any Covered Product.

“Non-Assignable Rights” has the meaning set forth in Section 10.3.

“Non-Royalty License Income” means all payments received by Seller or its Affiliates from a licensee in consideration for the grant by Seller or its Affiliates of a sublicense or Out-License under the Specified IP to make, use, sell, offer to sell, or otherwise develop, commercialize or exploit the Covered Product in the Territory, including the portion of upfront payments, license fees and milestone payments allocable to such rights to Specified IP, but excluding: (a) payments made in consideration of equity or debt securities of Seller or its Affiliates to the extent at or below the fair market value of such securities, (b) payments made to Seller or its Affiliates as a prepayment or reimbursement for the performance of research, development or commercialization services at cost, and (c) royalty or profit share payments received based on the sales of any Covered Product, provided that such quanta of sales is included as Net Sales under this Agreement. In the event that Seller receives non-cash consideration from a licensee for rights to the Specified IP, Non-Royalty License Income will be determined based on the fair market value of such consideration received by Seller or its Affiliates.

“Orange Book” means the FDA publication Approved Drug Products with Therapeutic Equivalence Evaluations, as may be amended from time to time.

“Out-License” means each license, settlement agreement or other agreement or arrangement between the Seller or any of its Affiliates and any Third Party pursuant to which the Seller or any of its Affiliates grants a license, sublicense or similar grant of any Product Application, Regulatory Approval or Intellectual Property Right that is necessary or reasonably useful for the Exploitation of a Covered Product.

“Party” shall mean the Seller Parties or the Purchaser, as the context requires, and “Parties” shall mean, together, the Seller Parties and the Purchaser.

“Patent Office” means the applicable patent office, including the United States Patent and Trademark Office and any comparable foreign patent office, for any Intellectual Property Rights that are Patents.

“Patents” means any and all issued patents and pending patent applications, including without limitation, all provisional applications, substitutions, continuations, continuations-in part, divisions, and renewals, all letters patent granted thereon, and all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms (including regulatory extensions), and all supplementary protection certificates, together with any foreign counterparts thereof anywhere, claiming or covering the Covered Products, or composition of matter, formulation, or methods of manufacture or use thereof, that are issued or filed on or after the date of this Agreement, in each such case, which are owned or controlled by, issued or licensed to, licensed by, or hereafter acquired or licensed by, the Seller or any of its Affiliates, and including, for the avoidance of doubt, the issued patents and pending patent applications listed on Section 3.11(a) of the Disclosure Schedule to the extent those patents and pending patent applications claim or cover the Covered Products, or composition or matter, formulation or methods of manufacture or use thereof.

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

“Product Application” means an application for Regulatory Approval to research, study, develop, formulate, process, engineer, manufacture, test, use, market, sell, offer for sale and distribute a product or drug in a country or region, including (a) a New Drug Application, (b) an Investigational New Drug Application, (c) any corresponding foreign application in any country or jurisdiction in the world and (d) all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.

“Product Commercialization Plan” means the commercialization plans for the Covered Product, attached hereto as Exhibit F, as such commercialization plans may from time to time be modified, amended, amended and restated, and supplemented by the Seller Parties to the extent permitted by, and in accordance with, this Agreement.

“Product Rights” means any and all of the following, as they exist throughout the Territory: (a) Intellectual Property Rights, (b) regulatory filings, submissions authorizations and approvals, with or from any Regulatory Agencies with respect to any of the Covered Products, including all Product Applications, (c) In-Licenses and (d) Out-Licenses.

“Product Transaction” means a sale, assignment, transfer, license or other disposition, in whole or in part, of any material rights in or to the Covered Products.

“Progress Reports” has the meaning set forth in Section 5.1(c).

“Purchase Price” means $1,000; provided that for relevant Tax purposes, the Parties acknowledge that this Agreement is entered into in connection with other agreements entered into by or among the Parties and a Party may allocate a portion of the amount paid under any such other agreement as consideration for the rights granted under this Agreement in a manner as such Party may consider relevant or required for applicable Tax purposes; provided further that nothing in this definition shall be construed as requiring the Parties to allocate any such amount or agree as to the amount, if any, so allocated.

“Purchased Receivables” means (a) the Covered Product Revenue Payments, and (b) in the case of each of (a), all “accounts” (as such term is defined in the UCC) of the Seller with respect to the Covered Product Revenue Payments.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Account” means, with respect to the Purchaser, the account set forth on Exhibit C (or to such other account as the Purchaser shall notify the Seller in writing from time to time).

“Purchaser Connection Tax” means any Tax to the extent that it would not be imposed but for (i) the Purchaser being organized in or having a permanent establishment (or otherwise actively conducting a business in) in (other than in connection arising from this Agreement and/or any transactions contemplated hereby) the jurisdiction of the applicable taxing authority, (ii) any failure of the Purchaser to provide the withholding agent any valid applicable documentation, certificates, or other tax forms, which allow such withholding agent to make payments under this Agreement to the Purchaser without deduction or withholding for any U.S. federal withholding taxes (iii) any U.S. federal withholding taxes imposed on amounts payable to Purchaser (or its successor or assignee, including pursuant to Section 10.3) pursuant to a law in effect on the date the Purchaser (or its successor or assignee, including pursuant to Section 10.3) becomes party to this Agreement, or (iv) any payment to the Purchaser under this Agreement being characterized as compensation for services to such Purchaser for U.S. federal income tax purposes.

“Purchaser Expenses” means all documented third-party expenses incurred by the Purchaser in connection with the transactions contemplated by this Agreement on or prior to the Closing.

“Purchaser Indemnified Party” has the meaning set forth in Section 7.1.

“Purchaser Indemnified Tax” means any withholding Tax (other than a Purchaser Connection Tax) withheld by any licensee, sublicensee, the Seller, or any other applicable withholding agent in respect of any payment made to the Purchaser pursuant to this Agreement or to the Seller (or its Affiliates) that are attributable to the Purchased Receivables; provided that, notwithstanding the foregoing, Purchaser Indemnified Tax shall include any Tax resulting from or attributable any action taken or caused to be taken by the Seller or its Affiliates or any failure of such Persons to provide any information that is necessary to establish an exemption, after the effective date hereof, that results in any additional withholding or deduction, which would not have resulted absent the Seller or any of its Affiliates taking, causing to be taken, or failing to take such action.

“Receiving Party” has the meaning set forth in Section 8.1.

“Regulatory Agency” means a Governmental Authority with responsibility for the approval, authorization, registration, permission or allowance of the research, study, development, formulation, processing, engineering, manufacturing, testing, holding, importing, transporting, use, marketing, promotion and sale or offering for sale of pharmaceuticals or other regulation of pharmaceuticals in any country.

“Regulatory Approval” means, collectively, all regulatory approvals, licenses, permissions, allowances, registrations, certificates, authorizations, permits and supplements thereto, as well as associated materials (including the product dossier or Product Application) pursuant to which the Covered Products may be researched, studied, developed, formulated, processed, engineered, manufactured, tested, held, imported, transported, used, marketed, promoted, sold, offered for sale and distributed by distributors or the Seller, as the case may be, in a jurisdiction, issued by the appropriate Regulatory Agency, including, to the extent required by Applicable Law for the sale of the Covered Product, all pricing approvals and pricing restrictions, and governmental reimbursement approvals and restrictions.

“Royalty Payment Date” has the meaning set forth in Section 2.3(a).

“Royalty Report” has the meaning set forth in Section 5.1(b).

“Sato” means Sato Pharmaceutical Co., Ltd., a Japanese corporation.

“Sato License Agreement” means that License Agreement, dated as of January 12th, 2017, by and between Sato and Seller (as successor-in-interest to Novan, Inc.), as amended by that certain First Amendment to License Agreement, dated as of January 12th, 2017 and that certain Second Amendment to License Agreement, dated as of October 5th, 2018, in each case, by and between Sato and Seller (as successor-in-interest to Novan, Inc.), and as assigned to Ligand pursuant to that certain Assignment Agreement, dated as of March 24, 2025, by and between the Seller and Ligand (the “Assignment Agreement”).

“SEC” means the U.S. Securities and Exchange Commission.

“Seller” has the meaning set forth in the preamble.

“Seller Account” means the account set forth on Exhibit D (or to such other account as the Seller shall notify the Purchaser in writing from time to time).

“Seller Indemnified Party” has the meaning set forth in Section 7.2.

“Seller Parties” has the meaning set forth in the preamble.

“Set-off” means any set-off or off-set.

“Specified Breach Event” means:

(a) the breach by any Seller Party, as would reasonably be expected to have a Material Adverse Effect, of any of their obligations under any of Section 5.4 (Patent Prosecution, Enforcement, Defense); or

(b) the breach by the Seller of any of its obligations under Section 5.6 (Diligence) and, with respect to clauses (a) and (b) of this definition, where the Purchaser has provided notice of such breach to the Seller Parties in writing and the Seller Parties have not cured such breach within 45 days following receipt in writing of such notice of breach.

“Specified IP” means the Intellectual Property Rights set forth on Exhibit A of the Assignment Agreement that are necessary to (a) make, use, sell or offer to sell the Covered Product in the Territory or (b) make or have made Compound and/or Licensed Products (each as defined in the Sato License Agreement) for Sato solely pursuant to the Sato License Agreement and related ancillary agreements.

“Studies” has the meaning set forth in Section 3.12(l).

“Sublicensee” means a Third Party or an Affiliate of Seller to which Seller grants a sublicense under Section 5.12, under the Specified IP, to make, use, sell or offer to sell the Covered Product in the Territory, as the case may be, other than a Distributor. In no event will Purchaser or any of its Affiliates be deemed a Sublicensee.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Equity Interests of such other Person (irrespective of whether at the time Equity Interests of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person or by one or more other Subsidiaries of such Person.

“Tax” or “Taxes” means any U.S. federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, escheat or unclaimed property, sales, use, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including, in each case, (a) any interest, penalty or addition thereto and (b) whether disputed or not.

“Territory” means worldwide other than Japan (it being understood that (a) Sato has obtained from Ligand exclusive rights with respect to the Covered Products in Japan pursuant to the Sato License Agreement and (b) to the extent the Sato License Agreement is terminated, Ligand shall retain all rights to the Covered Products with respect to Japan and the definition of “Territory” under this Agreement shall not be amended without the written agreement of Ligand).

“Third Party” means any Person that is not a Party.

“Third Party Analyst” means a reputable Third Party auditor or vendor with experience with products substantially similar to the Covered Product, selected by Purchaser.

“Third Party Claim” means any claim, action, suit or proceeding by a Third Party, including any investigation by any Governmental Authority.

“Transaction Documents” means this Agreement, the Account Control Agreement and the Closing Date Bill of Sale.

“U.S.” or “United States” means the United States of America, its 50 states, each territory thereof and the District of Columbia.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Delaware; provided that if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the back-up security interest or any portion thereof granted pursuant to Section 2.1(d) is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of Delaware, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non- perfection.

“Valid Claim” means, on a country-by-country basis, (a) a claim of an unexpired issued or granted Patent as long as the claim has not been admitted to being invalid by the owner of such Patent or otherwise caused to be invalid or unenforceable through reissue, disclaimer or otherwise, or held invalid or unenforceable by a tribunal or governmental agency of competent jurisdiction from whose judgment no appeal is allowed or timely taken; or (b) a claim within a Patent application that has not been pending for more than seven (7) years from the date of its first priority Patent application anywhere in the Territory and which claim has not been revoked, cancelled, withdrawn, held invalid or abandoned.

Section 1.2      Rules of Construction.

(a)       Unless the context otherwise requires, in this Agreement:

(i)        a term has the meaning assigned to it and an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(ii)       unless otherwise defined, all terms that are defined in the UCC shall have the meanings stated in the UCC;

(iii)       words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders;

(iv)      the terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without limitation”;

(v)       unless otherwise specified, references to a contract or agreement include references to such contract or agreement as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with its terms (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth herein), and include any annexes, exhibits and schedules hereto or thereto, as the case may be;

(vi)       any reference to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment, transfer or delegation set forth herein or in any of the other Transaction Document) and any reference to a Person in a particular capacity excludes such Person in other capacities;

(vii)      references to any Applicable Law shall include such Applicable Law as from time to time in effect, including any amendment, modification, codification, replacement, or reenactment thereof or any substitution therefor;

(viii)    the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(ix)       the words “hereof,” “herein,” “hereunder” and similar terms shall refer to this Agreement as a whole and not to any particular provision hereof, and Article, Section and Exhibit references herein are references to Articles, Sections of, and Exhibits to, this Agreement unless otherwise specified;

(x)        the definitions of terms shall apply equally to the singular and plural forms of the terms defined;

(xi)       in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”; and

(xii)      where any payment is to be made, any funds are to be applied or any calculation is to be made under this Agreement on a day that is not a Business Day, unless this Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly.

(b)       The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any Party irrespective of which Party caused such provisions to be drafted. Each Party acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement and the other Transaction Documents.

ARTICLE II
PURCHASE AND SALE OF THE PURCHASED RECEIVABLES

Section 2.1      Purchase and Sale.

(a)       Subject to the terms and conditions of this Agreement, on the Closing Date, the Seller hereby sells, contributes, assigns, transfers, conveys and grants to the Purchaser, and the Purchaser hereby purchases, acquires and accepts from the Seller, all of the Seller’s rights, title and interest in and to the Purchased Receivables, free and clear of any and all Liens.

(b)       The Seller and the Purchaser intend and agree that the sale, contribution, assignment, transfer, conveyance and granting of the Purchased Receivables under this Agreement shall be, and are, a true, complete, absolute and irrevocable assignment and sale by the Seller to the Purchaser of the Purchased Receivables (including for U.S. federal income tax purposes) and that such assignment and sale shall provide the Purchaser with the full benefits of ownership of the Purchased Receivables. Neither the Seller nor the Purchaser intends the transactions contemplated hereby to be, or for any purpose (including U.S. federal income tax purposes) characterized as, a loan from the Purchaser to the Seller or a pledge or assignment or a security agreement. The Seller Parties waive any right to contest or otherwise assert that this Agreement does not constitute a true, complete, absolute and irrevocable sale and assignment by the Seller to the Purchaser of the Purchased Receivables under Applicable Law, which waiver shall be enforceable against the Seller Parties in any Bankruptcy Event in respect of the Seller Parties. The sale, assignment, transfer, conveyance and granting of the Purchased Receivables shall be reflected on the Seller Parties’ financial statements and other records as a sale of assets to the Purchaser (except to the extent GAAP or the rules of the SEC require otherwise with respect to the Seller Parties’ consolidated financial statements).

(c)       The Seller hereby authorizes the Purchaser and its agents and representatives to execute, record and file, and consents to the Purchaser and its agents and representatives executing, recording and filing, at the Purchaser’s sole cost and expense, financing statements in the appropriate filing offices under the UCC (and continuation statements with respect to such financing statements when applicable), and amendments thereto, in such manner and in such jurisdictions as are necessary or appropriate to evidence or perfect the sale, assignment, transfer, conveyance and grant by the Seller to the Purchaser, and the Purchaser’s first priority security interest in and to all of the Seller’s right, title and interest in, to and under the Purchased Receivables.

(d)       Notwithstanding that the Seller and the Purchaser expressly intend for the sale, assignment, transfer, conveyance and granting of the Purchased Receivables to be a true, complete, absolute and irrevocable sale and assignment, the Seller hereby assigns, conveys, grants and pledges to the Purchaser, as security for their obligations created hereunder in the event that the transfer of the Purchased Receivables contemplated by this Agreement is held not to be a sale, a first priority security interest in and to all of the Seller’s right, title and interest in, to and under the Purchased Receivables and, in such event, this Agreement shall constitute a security agreement.

Section 2.2        Payment of the Purchase Price. In full consideration for the sale, transfer, conveyance and granting of the Purchased Receivables, and subject to the terms and conditions set forth herein, at the Closing, the Purchaser shall pay to the Seller an amount equal to the Purchase Price minus the Purchaser Expenses, in immediately available funds by wire transfer to the Seller Account (the “Closing Payment”), which amount shall be deemed paid and received by the Seller upon closing of the other transactions among the Parties and/or their Affiliates on the date hereof, including the pipe financing and merger.

Section 2.3        Payment of Purchased Receivables to the Purchaser.

(a)       In consideration of the Purchaser paying the Purchase Price hereunder, the Seller shall pay to the Purchaser, by wire transfer of immediately available funds in U.S. dollars to the Purchaser’s Purchaser Account, without any Set-off (subject, in each case, to Section 5.9), the Covered Product Revenue Payments for each calendar quarter (commencing with the calendar quarter beginning July 1, 2025) promptly, but in any event no later than 60 calendar days after the end of each calendar quarter (each such date, a “Royalty Payment Date”).

(b)       A late fee of 1.5% over the Applicable Percentage (calculated on a per annum basis) will accrue on all unpaid amounts with respect to any Covered Product Revenue Payment from the applicable Royalty Payment Date. The imposition and payment of a late fee shall not constitute a waiver of the Purchaser’s rights with respect to such payment default. Such accrued late fee will be compounded annually. Payment of such accrued late fee shall accompany payment of the outstanding Covered Product Revenue Payment.

(c)       On or prior to each Royalty Payment Date, the Seller shall provide to the Purchaser a written report pursuant to Section 5.1(c).

Section 2.4        No Assumed Obligations. Notwithstanding any provision in this Agreement or any other writing to the contrary, the Purchaser is purchasing, acquiring and accepting only the Purchased Receivables and is not assuming any liability or obligation of the Seller or any of the Seller’s Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, including any liability or obligation of the Seller under the Material Contracts. All such liabilities and obligations shall be retained by, and remain liabilities and obligations of, the Seller or the Seller’s Affiliates, as the case may be (the “Excluded Liabilities and Obligations”).

Section 2.5        Excluded Assets. The Purchaser does not, by purchase, acquisition or acceptance of the right, title or interest granted hereunder or otherwise pursuant to any of the Transaction Documents, purchase, acquire or accept any assets or contract rights of the Seller under the Material Contracts, other than the Purchased Receivables, or any other assets of the Seller.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Except as set forth on the Disclosure Schedule, the Seller Parties, jointly and severally, hereby make each of the following representations and warranties to the Purchaser:

Section 3.1      Organization.

(a)       The Seller Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has all corporate power and authority, and all licenses, permits, registrations, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business, as now conducted, and to exercise its rights and to perform its obligations. The Seller Parent is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by Applicable Law (except where the failure to be so qualified or in good standing would not have a Material Adverse Effect).

(b)       The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority, and all licenses, permits, registrations, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business, as now conducted, and to exercise its rights and to perform its obligations. The Seller is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by Applicable Law (except where the failure to be so qualified or in good standing would not have a Material Adverse Effect).

(c)       Other than the Seller, no other subsidiary of the Seller Parent has any ownership interest in, or assets relating to, the Covered Products.

Section 3.2      No Conflicts.

(a)       Except as set forth on Section 3.2(a) of the Disclosure Schedule, the execution and delivery by the Seller Parties of any of the Transaction Documents, the performance by the Seller Parties of their obligations hereunder or thereunder or the consummation by the Seller Parties of the transactions contemplated hereby or thereby will not (i) contravene, conflict with or violate any term or provision of any of the organizational documents of the Seller Parties or any of their Subsidiaries, (ii) contravene, conflict with or violate, or give any Governmental Authority or other Person the right to exercise any remedy or obtain any relief under, any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority to which the Seller Parties or any of their Subsidiaries or any of their respective assets or properties may be subject or bound, except as would not have a Material Adverse Effect, (iii) result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, or give any Person the right to exercise any remedy or obtain any additional rights under, or accelerate the maturity or performance of, or payment under, or cancel or terminate, (A) except as would not be reasonably expected to result in a Material Adverse Effect, to any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which the Seller Parties or any of their Subsidiaries is a party or by which the Seller Parties or any of their Subsidiaries or any of their respective assets or properties is bound or committed (other than any Material Contract) or (B) any Material Contract, and (iv) except as provided in any of the Transaction Documents, result in or require the creation or imposition of any Lien on the Intellectual Property Rights, the Covered Products, the Material Contracts or the Purchased Receivables.

(b)        The Seller Parties have not granted, nor does there exist, any Lien on or relating to the Material Contracts, the Intellectual Property Rights, or the Covered Products. The Seller Parties have neither granted, nor does there exist, any Lien on or relating to the Purchased Receivables. There are no licenses, sublicenses or other rights under the Intellectual Property Rights that have been granted by the Seller Parties to any Third Party with respect to the Exploitation of the Covered Products in the Territory.

Section 3.3      Authorization. Each Seller Party has all necessary corporate power and authority to execute and deliver the Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents and the performance by each Seller Party of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of such Seller Party. This Agreement has been, and on or prior to Closing each of the Transaction Documents will be, duly executed and delivered by an authorized officer of the Seller Parties. This Agreement constitutes, and as of the Closing each of the Transaction Documents will constitute, the legal, valid and binding obligation of the Seller Parties, enforceable against the Seller Parties in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, general equitable principles and principles of public policy.

Section 3.4      Ownership. Except as set forth on Section 3.4 of the Disclosure Schedule, the Seller Parties are collectively the exclusive owner, or exclusive licensee, of the entire right, title (legal and equitable) and interest in, to and under the Purchased Receivables and, solely with respect to the Exploitation of the Covered Products, the Intellectual Property Rights. The Purchased Receivables sold, assigned, transferred, conveyed and granted to the Purchaser have not been pledged, sold, assigned, transferred, conveyed or granted by the Seller to any other Person. The Seller has the full right to sell, assign, transfer, convey and grant the Purchased Receivables to the Purchaser. Upon the sale, assignment, transfer, conveyance and granting by the Seller of the Purchased Receivables to the Purchaser, the Purchaser shall acquire good and marketable title to the Purchased Receivables free and clear of all Liens, other than those Liens created under the Transaction Documents, and shall be the exclusive owner of the Purchased Receivables.

Section 3.5      Governmental and Third Party Authorizations. The execution and delivery by the Seller Parties of the Transaction Documents, the performance by the Seller Parties of their respective obligations hereunder and thereunder and the consummation by the Seller Parties of the transactions contemplated hereby and thereby do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by, or filing with, any Governmental Authority or any other Person, except for (i) the filing of a Current Report on Form 8-K with the SEC and (ii) the filing of UCC financing statements.

Section 3.6      No Litigation.

(a)       Except as set forth on Section 3.6(a) of the Disclosure Schedule, there is no action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena or other proceeding (whether civil, criminal, administrative, regulatory or informal) (i) pending or, to the Knowledge of the Seller, threatened by or against the Seller Parties or any of their Subsidiaries or (ii) to the Knowledge of the Seller, pending or threatened by or against any Counterparty or their Affiliates, in each case, in respect of the Material Contracts, the Intellectual Property Rights, the Covered Products or the Purchased Receivables, at law or in equity, that (i) would reasonably be expected to result in a material liability to the Seller Parties or (ii) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which the Seller Parties are party.

(b)       Except as set forth on Section 3.6(b) of the Disclosure Schedule, there is no inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before a Governmental Authority (i) pending or, to the Knowledge of the Seller, threatened against the Seller Parties or any of their Subsidiaries or (ii) to the Knowledge of the Seller, pending or threatened by or against any Counterparty, in each case in respect of the Material Contracts, the Intellectual Property Rights, the Covered Products or the Purchased Receivables that (i) would reasonably be expected to result in a material liability to the Seller Parties or (ii) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which the Seller Parties are party.

(c)       To the Knowledge of the Seller, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such action, suit, arbitration proceeding, claim, demand, proceeding, inquiry or investigation referred to in Section 3.6(a) or 3.6(b).

Section 3.7      Indebtedness; Solvency.

(a)       Section 3.7(a) of the Disclosure Schedule sets forth a complete list of all outstanding Indebtedness of the Seller Parties.

(b)       No Bankruptcy Event has occurred with respect to a Seller Party.

(c)       Immediately after giving effect to the consummation of the transactions contemplated by the Transaction Documents and the application of the proceeds therefrom, (i) the fair value of the Seller Parties’ assets will be greater than the sum of its debts, liabilities and other obligations, including contingent liabilities, (ii) the present fair saleable value of the Seller Parties’ assets, including, for the avoidance of doubt, the Intellectual Property Rights, will be greater than the amount that would be required to pay its probable liabilities on its existing debts, liabilities and other obligations, including contingent liabilities, as they become absolute and matured in the normal course of business, (iii) the Seller Parties will be able to realize upon its assets and pay its debts, liabilities and other obligations, including contingent obligations, as they mature, (iv) the Seller Parties will have free cash on hand with which to engage in its business as now conducted, (v) the Seller Parties do not have any present plans or intentions to incur debts or other obligations or liabilities beyond its ability to pay such debts or other obligations or liabilities as they become absolute and matured, (vi) the Seller Parties will not have become subject to any Bankruptcy Event and (vii) the Seller Parties will not have been rendered insolvent within the meaning of Section 101(32) of Title 11 of the United States Code. For purposes of this Section 3.7(c), the amount of all contingent obligations at any time shall be computed as the amount that, in light of all facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.

Section 3.8      Tax Matters.

(a)       No deduction or withholding for or on account of any Tax has been made from any payment to the Seller Parties or any of their Affiliates under any Out License. No applicable withholding agent under any Out License or any taxing authority has ever notified the Seller Parties that any such withholding was required or would have been required absent the Seller’s qualification for benefits under an applicable income Tax treaty. The Seller Parties have filed (or caused to be filed) all material Tax returns and material Tax reports required to be filed under Applicable Law and have paid all material Taxes required to be paid by them (including, in each case, in its capacity as a withholding agent), except for any such Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with the generally accepted accounting principles applicable to the Seller Parties, as in effect from time to time.

(b)       There are no existing Liens for Taxes on the Purchased Receivables (or any portion thereof).

Section 3.9      No Brokers’ Fees. The Seller Parties have not taken any action that would entitle any person or entity to any commission or broker’s fee in connection with the transactions contemplated by this Agreement.

Section 3.10      Compliance with Laws. None of the Seller Parties nor any of their Subsidiaries (a) has violated or is in violation of, has been given notice of any violation of, or, to the Knowledge of the Seller, is under investigation with respect to or has been threatened to be charged with, any material violation of, any Applicable Law or any judgment, order, writ, decree, injunction, stipulation, consent order, permit, registration or license granted, issued or entered by any Governmental Authority or (b) is subject to any judgment, order, writ, decree, injunction, stipulation or consent order issued or entered by any Governmental Authority, in each case, in a manner that would be reasonably expected to materially and adversely affect the Covered Products.

Section 3.11      Intellectual Property Matters.

(a)       Section 3.11(a) of the Disclosure Schedule sets forth an accurate and complete list of all pending or issued Patents and Patent applications licensed to Seller under the terms of the Ligand License Agreement as of the date hereof. For each Patent listed on Section 3.11(a) of the Disclosure Schedule the Seller Parties have indicated (i) the countries in which such Patent is pending, allowed, granted or issued, (ii) including a notation of any term extensions, the patent number and/or patent application serial number, (iii) the scheduled expiration date of each such issued Patent, (iv) the expected scheduled expiration date of each Patent issuing from such pending Patent application once issued and (v) the registered owner thereof.

(b)       Except as otherwise set forth on Section 3.11(a) of the Disclosure Schedule, the Seller is the sole and exclusive owner or exclusive licensee of each of the Patents listed on Section 3.11(a) of the Disclosure Schedule and each of the inventions claimed in such Patents.

(c)       To the Knowledge of the Seller, in each Patent listed in the Orange Book for the Covered Product as of the date hereof, there is at least one Valid Claim (treating pending claim as if issued) that would be infringed by the Exploitation of the Covered Products, as applicable.

(d)       There are no unpaid maintenance or renewal fees payable by the Seller Parties to any Third Party that currently are overdue for any of the Patents. No Patents listed on Section 3.11(a) of the Disclosure Schedule have lapsed or been abandoned, cancelled or expired.

(e)       To the Knowledge of the Seller, each Person who has or has had any rights in or to the Patents, including each inventor named on the Patents, has executed a contract assigning his, her or its entire right, title and interest in and to such Patents and the inventions embodied, described and or claimed therein, to the owner thereof, and each such contract has been duly recorded in each Patent Office wherein it would be necessary or advisable, as determined by the Seller Parties in their commercially reasonable judgement, to document such assignment.

(f)       Except as otherwise set forth on Section 3.11(f) of the Disclosure Schedule, to the Knowledge of the Seller, each individual associated with the filing and prosecution of the Patents, including the named inventors of the Patents, has complied in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known by such inventors to be material to the patentability of the Patents (including any relevant prior art), in each case, in those jurisdictions where such duties exist.

(g)       Subsequent to the issuance of each Patent, neither the Seller Parties nor, to the Knowledge of the Seller, any Counterparty, has filed any terminal disclaimer or made or permitted any other voluntary reduction in the scope of such Patent.

(h)       There is no pending or, to the Knowledge of the Seller, threatened opposition, interference, reexamination, injunction, claim, suit, action, citation, summon, subpoena, hearing, inquiry, investigation (by the International Trade Commission or otherwise), complaint, arbitration, mediation, demand, decree or other dispute, disagreement, proceeding or claim (collectively, “Disputes”) challenging the legality, validity, scope, enforceability or ownership of any of the Intellectual Property Rights. To the Knowledge of the Seller, there are no pending or threatened Disputes by any Counterparty, or their Affiliates or sublicensees, challenging the legality, validity, scope, enforceability or ownership of any of the Intellectual Property Rights. There are no Disputes by or with any Third Party against the Seller Parties involving any of the Covered Products. The Intellectual Property Rights are not subject to any outstanding injunction, judgment, order, decree, ruling, change, settlement or other disposition of a Dispute. There are no proceedings, other than proceedings in the ordinary course of patent prosecution with respect to the Patents listed on Section 3.11(a) of the Disclosure Schedule.

(i)       There is no pending action, suit, proceeding, investigation or claim against the Seller Parties or their Affiliates related to the Covered Products. To the Knowledge of the Seller, there is no threatened action, suit, proceeding, investigation or claim, and, to the Knowledge of the Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time, or both) would reasonably be expected to give rise to or serve as a basis for any action, suit, proceeding, investigation or claim by any Person that claims that the manufacture, use, marketing, sale, offer for sale, importation or distribution of any Covered Product does or could infringe on any patent or other intellectual property rights of any Third Party or constitute misappropriation of any other Person’s trade secrets or other intellectual property rights.

(j)       To the Knowledge of the Seller, there are no patents issued, and no pending patent applications with claims reasonably likely to issue, owned by any Third Party, that (A) the Counterparties, as applicable, do not have a right to use that would be infringed by Counterparty’s Exploitation of a Covered Product, as applicable, but for Counterparty’s rights in such patents and patent applications, or (B) the Seller does not have a right to use that would be infringed by the Seller’s Exploitation of a Covered Product but for the Seller’s rights in such patents and patent applications.

(k)       To the Knowledge of the Seller, there is no Person infringing any of the Intellectual Property Rights, and neither of the Seller has received any written notice under any of the Material Contracts or put any Person on notice, of actual or alleged infringement of any of the Intellectual Property Rights.

(l)       The Seller and, to the Knowledge of the Seller, each Counterparty has taken all reasonable precautions to protect the secrecy, confidentiality and/or value of the applicable Know-How.

(m)     The Intellectual Property Rights constitute all of the intellectual property owned or licensed by the Seller Parties or any of their Affiliates that is, to the Seller’s Knowledge, necessary or useful for the manufacture, use or sale of the Covered Products.

(n)       No legal opinion concerning or with respect to any Third Party intellectual property rights relating to the Covered Products, including any freedom-to-operate, product clearance, patentability, validity or right-to-use opinion, has been delivered to the Seller Parties.

(o)       To the Knowledge of the Seller, there is no Person who is or claims to be an inventor under any Patent who is not a named inventor thereof and the list of inventors named in each issued and unexpired Patent listed on Section 3.11(a) of the Disclosure Schedule is current and complete.

(p)       The Patents listed on Section 3.11(a) of the Disclosure Schedule marked with an “*” constitute the Patents listed in the Orange Book for the Covered Product as of the date hereof.

Section 3.12      Regulatory Approval and Marketing.

(a)       To the Knowledge of the Seller Parties, each Counterparty is in compliance with its material obligations to seek, obtain and maintain Regulatory Approval for the Covered Products to the extent required by the applicable Material Contract.

(b)       The Seller Parties are in compliance with their obligations to seek, obtain and maintain Regulatory Approval for the Covered Products.

(c)       The Seller Parties possess and, to the Knowledge of the Seller Parties, each Counterparty possesses all permits, licenses, registrations, authorizations and permissions, including Regulatory Approvals from the FDA and other Governmental Authorities required for the conduct of their business as currently conducted and for the development and Exploitation of the Covered Products, and all such permits, licenses, registrations, authorizations and permissions are in full force and effect.

(d)       The Seller Parties have not and, to the Knowledge of the Seller Parties, each Counterparty has not received any written communication from any Governmental Authority alleging any failure of the Seller Parties or each Counterparty to materially comply with any Applicable Laws, including any terms or requirements of any Regulatory Approval and, to the Knowledge of the Seller, there are no facts or circumstances that are reasonably likely to give rise to any revocation, withdrawal, suspension, hold or clinical hold, cancellation, limitation, termination or adverse modification of any Regulatory Approval.

(e)       To the Knowledge of the Seller Parties, none of the officers, directors, or employees of the Seller Parties, its Affiliates or a Counterparty involved in any Product Application and related preclinical or clinical studies, has been:

(i)       convicted of any crime or engaged in any conduct for which debarment or suspension is authorized by 21 U.S.C. § 335a nor, to the Knowledge of the Seller Parties, are any debarment proceedings or investigations pending or threatened against the Seller Parties, their Affiliates or a Counterparty or any of their respective officers, employees or agents;

(ii)       charged, named in a complaint, convicted, or otherwise found liable in any proceeding that falls within the ambit of 21 U.S.C. § 331, 21 U.S.C. § 333, 21 U.S.C. § 334, 21 U.S.C. § 335a, 21 U.S.C. § 335b, 42 U.S.C. § 1320a - 7, 31 U.S.C. §§ 3729 – 3733, 42 U.S.C. § 1320a-7a, or any other Applicable Law; or

(iii)       disqualified or deemed ineligible pursuant to 21 C.F.R. §312.70 or otherwise restricted, in whole or in part, or subject to an assurance.

(f)       To the Knowledge of the Seller Parties, none of the officers, directors, employees, Affiliates or Counterparties of the Seller Parties or any of their agents or consultants has (A) made an untrue statement of fact or fraudulent statement to any Regulatory Agency or failed to disclose a fact required to be disclosed to a Regulatory Agency; or (B) committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Regulation 46191 (September 10, 1991).

(g)       All applications, notifications, submissions, information, claims, reports and statistics and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for Regulatory Approval from the FDA or other Governmental Authority for Covered Products, when submitted to the FDA or other Governmental Authority were true, complete and correct in all respects as of the date of submission or any necessary or required updates, changes, corrections or modifications to such applications, submissions, information and data have been submitted to the FDA or other Governmental Authority.

(h)       All preclinical and clinical trials conducted by or on behalf of the Seller Parties and their Affiliates, the results of which have been submitted to any Governmental Authority, including the FDA and its counterparts worldwide, in connection with any request for a Regulatory Approval, are being or have been conducted in compliance in all respects with all Applicable Laws.

(i)       All Covered Products and, to the Knowledge of the Seller Parties, all Covered Products, have been researched, studied, developed, formulated, processed, engineered, manufactured, tested, used, marketed, promoted, sold, offered for sale, stored, imported, transported and held, in all respects in accordance with all permits, licenses, registrations, permissions, authorizations, Regulatory Approvals and Applicable Laws.

(j)       Neither Seller Party nor any Affiliate have received any written notice from a Governmental Authority that such Governmental Authority, including without limitation the FDA, the Office of the Inspector General of the United States Department of Health and Human Services or the United States Department of Justice has commenced or threatened to initiate any action against the Seller Parties or an Affiliate, any action to enjoin a Seller Party, its respective officers, directors, employees, agents and Affiliates from conducting its business at any facility owned or used by it, or any action for any material civil penalty, injunction, seizure or criminal action.

(k)       Neither Seller Party nor any Affiliate or, to the Knowledge of the Seller Parties, any Counterparty have received from the FDA, a Warning Letter, Form FDA-483, “Untitled Letter,” written notice of an investigation, request for corrective or remedial action, written notice of other adverse finding or similar written correspondence or written notice alleging violations of Applicable Laws enforced by the FDA or any comparable written correspondence from any other Governmental Authority, in each case, with regard to any Covered Product or the research, study, development, formulation, processing, engineering, manufacture, testing, packaging, labeling, storage, handling, holding, import, transport, distribution, use, sale, offer for sale, marketing or promotion thereof. No Covered Product has been subject to any import detention or refusal by the FDA or other similar Governmental Authority or any safety alert issued by the FDA or other similar Governmental Authority.

(l)       Neither the Seller Parties, any Affiliate or, to the Knowledge of the Seller Parties, any Counterparty, nor any Person providing services to the Seller Parties have received any written notice from the FDA, any other Governmental Authority, any Institutional Review Board (“IRB”), or other Person or board responsible for the oversight or conduct of any pre-clinical studies, animal studies, and clinical trials concerning a Covered Product, (collectively “Studies”) requiring or threatening the termination, suspension, material modification or restriction, delay, or clinical hold of, or otherwise rejecting any Study that was, is planned to be, or is being conducted. All Studies were and, if still pending, are being conducted in all material respects in accordance with all Applicable Laws, good clinical practices, good laboratory practices, human subject protections, the protocols, procedures and controls designed and approved for such Studies, professional medical and scientific standards, and in accordance with any requirement of an IRB or other Person or board responsible for review of such Studies.

(m)       All human clinical trials conducted by or on behalf of Seller Parties that are intended to be submitted to Governmental Authorities to support regulatory approval of the Covered Products are conducted in compliance in all material respects with applicable regulations and guidance, and all Applicable Laws relating to protection of human subjects, including those contained in 21 CFR Parts 50, 54, 56 and 312. All required approvals and authorizations for clinical trials to proceed have been obtained from an appropriate IRB, and informed consent has been obtained from all subjects enrolled in the studies, in compliance with Applicable Laws.

(n)       Except as disclosed on Section 3.12(n) of the Disclosure Schedule, the Seller Parties nor any Affiliate or, to the Knowledge of the Seller Parties, any Counterparty have received or otherwise learned of any complaints, information, or adverse drug experience reports related to a Covered Product that would reasonably have a Material Adverse Effect on the Seller Parties or a Covered Product, or that would reasonably prevent the receipt of a Regulatory Approval.

(o)       Except to the extent not required to be conducted in accordance with GMP, all manufacturing operations and the manufacture of any Covered Products by, or on behalf of, the Seller Parties are being conducted and have been conducted in material compliance with Applicable Laws and in accordance with GMP. The processes used to produce the Covered Products are adequate to ensure that the Covered Products will conform to the specifications established therefor at the time of production. Seller Parties have not received any material written complaints about the Covered Products. Seller has not conducted any recalls of the Covered Products.

Section 3.13      Material Contracts.

(a)       Section 3.13(a) of the Disclosure Schedule sets forth all Material Contracts.

(b)       Except for the Material Contracts, (i) there are no In-Licenses or Out-Licenses and (ii) there are no other contracts, agreements or other arrangements (whether written or oral) to which the Seller Parties or any of their Subsidiaries is a party or by which any of their respective assets or properties is bound or committed pursuant to which the Seller Parties or any of their Subsidiaries has rights under any patent or intellectual property rights of any Third Party that are material to the Exploitation of the Covered Products. Attached as Exhibit E is a true, correct and complete copy of the Ligand License Agreement.

(c)       Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Seller and, to the Knowledge of the Seller, the Counterparties, enforceable against the Seller and, to the Knowledge of the Seller, the Counterparties in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, general equitable principles and principles of public policy. The Seller is not in breach or violation of or in default under any of the Material Contracts. There is no event or circumstance that, upon notice or the passage of time, or both, would constitute or give rise to any breach or default in the performance of any of the Material Contracts by the Seller or, to the Knowledge of the Seller, the Counterparties.

(d)       The Seller Parties have not waived any rights or defaults under the Material Contracts or released the Counterparties, in whole or in part, from any of its obligations under any of the Material Contracts. There are no oral waivers or modifications (or pending requests therefor) in respect of any of the Material Contracts. Neither the Seller nor the applicable Counterparty has agreed to amend or waive any provision of the Material Contracts, and the Seller has not received or submitted any proposal to do so.

(e)       No event has occurred that would give the Seller or, to the Knowledge of the Seller, the applicable Counterparty, the right to terminate the applicable Material Contract. The Seller has not received any notice of an intention by a Counterparty to terminate or breach any of the Material Contracts, in whole or in part, or challenging the validity or enforceability of any of the Material Contracts, or alleging that the Seller or a Counterparty is currently in default of its obligations under any of a Material Contract. To the Knowledge of the Seller, there is and has been no default, violation or breach of a Counterparty under any of the Material Contracts.

Section 3.14      UCC Matters. The Seller Parent’s exact legal name is, “Channel Therapeutics Corporation”. On or subsequent to the Closing Date, Seller Parent intends to file with the Secretary of State of the State of Nevada a Certificate of Amendment to the Articles of Incorporation of Seller Parent to change its name to “Pelthos Therapeutics Inc.” The Seller Parent’s principal place of business is, and since formation has been, located in the State of New Jersey. The Seller Parent’s jurisdiction of formation is the State of Nevada. The Seller’s exact legal name is, and since formation has been, “LNHC, Inc.”. The Seller’s principal place of business is, and since formation has been, located in the State of North Carolina. The Seller’s jurisdiction of formation is, and since formation has been, the State of Delaware.

Section 3.15      Margin Stock. The Seller Parties are not engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no portion of the Purchase Price shall be used by the Seller for a purpose that violates Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser, severally and not jointly, and only with respect to itself, hereby represents and warrants to the Seller Parties as follows:

Section 4.1      Organization. The Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of Delaware.

Section 4.2      No Conflicts. The execution and delivery by the Purchaser of any of the Transaction Documents to which the Purchaser is a party, the performance by the Purchaser of its obligations hereunder or thereunder or the consummation by the Purchaser of the transactions contemplated hereby or thereby will not (i) contravene, conflict with or violate any term or provision of any of the organizational documents of the Purchaser, (ii) contravene, conflict with or violate, or give any Governmental Authority or other Person the right to exercise any remedy or obtain any relief under, in any material respect, any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority to which the Purchaser or any of its assets or properties may be subject or bound or (iii) result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, or give any Person any right to exercise any remedy, or accelerate the maturity or performance of, in any material respect, any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which the Purchaser is a party or by which the Purchaser or any of its assets or properties is bound or committed.

Section 4.3      Authorization. The Purchaser has all necessary corporate power and authority to execute and deliver the Transaction Documents to which the Purchaser is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents to which the Purchaser is a party and the performance by the Purchaser of its obligations hereunder and thereunder have been duly authorized by the Purchaser. Each of the Transaction Documents to which the Purchaser is a party has been duly executed and delivered by the Purchaser. Each of the Transaction Documents to which the Purchaser is a party constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and general equitable principles.

ARTICLE V
COVENANTS

The Parties covenant and agree as follows:

Section 5.1      Books and Records; Notices.

(a)       The Seller shall keep and maintain, or cause to be kept and maintained, at all times, full and accurate books and records adequate to reflect accurately (i) all financial information received and all amounts paid or received in respect of Net Sales of the Covered Products, (ii) all material information (financial and otherwise) in respect of the Exploitation of the Covered Products and the Covered Product Revenue Payments, and (iii) the status of the Seller Parties’ efforts pursuant to the Product Commercialization Plan.

(b)       On or prior to each Royalty Payment Date, the Seller shall prepare and deliver a report to the Purchaser (the “Royalty Report”) setting forth in reasonable detail:

(i)       the calculation of Net Sales for the applicable calendar quarter and calendar year to date, on a country-by-country basis within the Territory;

(ii)       the calculation of Purchased Receivables for the applicable calendar quarter and calendar year to date, on a country-by-country basis within the Territory;

(iii)       for the applicable calendar quarter and calendar year to date, on a Product-by-Product and country-by-country basis within the Territory, of each Covered Product sold by the Seller, its Affiliates and distributors;

(iv)       for the applicable calendar quarter and calendar year to date, the calculation of the Covered Product Revenue Payments payable to the Purchaser; and

(v)       with respect to the Covered Products, on a Product-by-Product and country-by-country basis within the Territory, the foreign currency exchange rate used to calculate the Covered Product Revenue Payment (which shall be the rate of exchange determined in a manner consistent with the Seller’s method for calculating rates of exchange in preparation of the Seller Parent’s annual financial statements in accordance with GAAP).

(c)       In addition to the quarterly Royalty Reports to be delivered to the Purchaser pursuant to Section 5.1(b), the Seller shall deliver to Purchaser, on a quarterly basis, written reports (i) stating (A) the number, description and aggregate selling prices of Covered Products sold or otherwise disposed of, and deductions taken, during such applicable periods (and, to the extent applicable, adjustments and corrections from prior periods), including, for such purposes, statements of unit volume shipped and gross and net unit price(s) paid by purchasers of the Covered Product and (B) the Net Sales derived therefrom, and (ii) including a report from a Third Party Analyst of (A) total prescriptions, new prescriptions and estimated end user sales resulting from sales of the Covered Product during such applicable periods and (B) such other additional reporting requirements and information as are reasonably requested by Purchaser (the foregoing (i) and (ii), collectively, the “Progress Reports”). Progress Reports shall be delivered by Seller to Purchaser on the date that is the earliest to occur of (x) the date that is 15 days after the end of such calendar quarter and (y) the date that the royalty payment due for such calendar quarter is made by Seller. The costs and expenses incurred by Seller in connection with the preparation and delivery of the Progress Reports shall be the sole responsibility of Seller.

(d)       Within five Business Days after receipt by the Seller Parties of (i) (x) notice of the commencement by any Third Party of, or (y) written notice from any Third Party threatening to commence, in either case any action, suit, arbitration proceeding, claim, demand, investigation or other proceeding relating to this Agreement, any of the other Transaction Documents, any Material Contract, any transaction contemplated hereby or thereby or the Purchased Receivables (in any case other than any notice contemplated in Section 5.1(e)), or (ii) any other correspondence relating to the foregoing, the Seller Parties shall (A) notify the Purchaser in writing of the receipt of such notice or correspondence and (B) provide the Purchaser with a written summary of all material details thereof or, to the extent not prohibited by obligations of confidentiality contained in the Material Contracts, respectively, if such notice is in writing, furnish the Purchaser with a copy thereof and any materials reasonably related thereto.

(e)       Within five Business Days after receipt by the Seller Parties of any material written notice, certificate, offer, proposal, correspondence, report or other communication from the applicable Counterparty relating to any Material Contract, the Intellectual Property Rights, the Purchased Receivables, any Covered Product in the Territory, the Material Contracts (in any case, other than any notice contemplated by Section 5.1(b) or Section 5.1(e)), the Seller Parties shall (i) notify the Purchaser in writing of the receipt thereof and provide the Purchaser with a written summary of all material details thereof and (ii) to the extent not prohibited by obligations of confidentiality contained in a Material Contract, respectively, furnish the Purchaser with a copy thereof.

(f)       The Seller Parties shall provide the Purchaser with written notice within five Business Days after obtaining Knowledge of any of the following:

(i)        the occurrence of any Bankruptcy Event in respect of the Seller Parties;

(ii)       any material breach or default by the Seller Parties of or under any material covenant, agreement or other provision of any Transaction Document;

(iii)       the Seller Parties, any Affiliate, any Counterparty or any other Third Party receiving any notice of audit or regulatory action by a Governmental Authority in the Territory impacting in any material respect any of the Covered Products or the timing, amount or duration of the Purchased Receivables;

(iv)      any representation or warranty made by the Seller Parties in this Agreement or any of the other Transaction Documents (or in any certificate delivered by the Seller Parties to the Purchaser pursuant to this Agreement) shall prove to be untrue, inaccurate or incomplete in any material respect on the date as of which made; or

(v)       the occurrence or existence of any change, effect, event, occurrence, state of facts, development or condition that has had, or would reasonably be expected to have, a Material Adverse Effect.

(g)       The Seller Parties shall notify the Purchaser in writing upon any change in, or amendment or alteration of, the Seller Parties’ (i) legal name, (ii) form or type of organizational structure or (iii) jurisdiction of organization.

(h)       The Seller Parties shall notify the Purchaser in writing not more than 30 days after becoming aware that any Tax may be required to be withheld with respect to any payment to the Purchaser pursuant to the Agreement.

(i)       Notwithstanding anything to the contrary in this Section 5.1, the Seller shall not provide any information or report required by Section 5.1 to the Purchaser to the extent such report or information includes information considered to be Material Nonpublic Information at the time of delivery. In such event, the Seller shall (x) provide notice to the Purchaser of the existence of Material Nonpublic Information in a report or information to be provided and (y) instead provide a redacted report which does not contain Material Nonpublic Information and delay delivery of the unredacted report until following the filing of the Seller’s current, quarterly or annual reports with the SEC. The Purchaser can waive compliance with this Section 5.1(i) at any time (and from time to time) upon written notice or request (email is sufficient) at any time, and in such case receive the information or reports required by Section 5.1 in unredacted form at the time periods contemplated herein.

Section 5.2      Public Announcement. No Party shall, and each Party shall cause its Affiliates not to, without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed), issue any press release or make any other public disclosure with respect to this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby, except if and to the extent that any such release or disclosure is required by Applicable Law, by the rules and regulations of any securities exchange or market on which any security of such Party may be listed or traded or by any Governmental Authority of competent jurisdiction, in which case, the Party proposing to issue such press release or make such public disclosure shall, to the extent reasonably practicable, (a) provide to the other Parties a copy of such proposed release or disclosure and (b) consider in good faith any comments or changes that the other Party may propose or suggest; provided that a Party may freely make any public disclosure identical to a disclosure previously reviewed by the other Party in accordance with the foregoing clauses (a) and (b). Notwithstanding the foregoing, the Purchaser understands and agrees that the Seller Parent intends to file with the SEC a Current Report on Form 8-K shortly following Closing (the “Closing 8-K”) describing the material terms of the transactions contemplated by this Agreement and the other Transaction Documents and some or all of the Transaction Documents as exhibits thereto or to another filing with the SEC, provided, that the Seller shall (a) provide to the Purchaser a draft of the Closing 8-K and any future SEC filings that materially change the description of the transactions contained herein from that which is in the Closing 8-K, (b) consider in good faith any comments or changes that the Purchaser may propose or suggest and (c) except to the extent required by Applicable Law, Seller Parent may redact from the public disclosure as Confidential Information all financial and economic terms and all exhibits and schedules attached hereto including the Product Commercialization Plan, and confidential information regarding the strategies and other plans of the Seller Parties for the Exploitation of the Covered Product. The Seller Parties and the Purchaser shall jointly prepare a press release for dissemination promptly following the Closing, such press release to be agreed upon by the Purchaser and the Seller.

Section 5.3      Further Assurances.

(a)       Subject to the terms and conditions of this Agreement, each Party shall use commercially reasonable efforts to execute and deliver such other documents, certificates, instruments, agreements and other writings, take such other actions and perform such additional acts under Applicable Law as may be reasonably requested by the other Party and necessary to implement expeditiously the transactions contemplated by, and to carry out the purposes and intent of the provisions of, this Agreement and the other Transaction Documents, including to (i) perfect the sale, contribution, assignment, transfer, conveyance and granting of the Purchased Receivables to the Purchaser pursuant to this Agreement, (ii) perfect, protect, more fully evidence, vest and maintain in the Purchaser good, valid and marketable rights and interests in and to the Purchased Receivables free and clear of all Liens (other than Liens under the Transaction Documents), (iii) create, evidence and perfect the Purchaser’s back-up security interest granted pursuant to Section 2.1(d), and (iv) enable the Purchaser to exercise or enforce any of the Purchaser’s rights under any Transaction Document to which the Purchaser is a party.

(b)       The Seller Parties and the Purchaser shall cooperate and provide assistance as reasonably requested by any other Party, at the expense of such other Party (except as otherwise set forth herein), in connection with any litigation, arbitration, investigation or other proceeding (whether threatened, existing, initiated or contemplated prior to, on or after the Closing Date) to which the other Party, any of its Affiliates or controlling persons or any of their respective officers, directors, managers, employees or controlling persons is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interest, in each case relating to any Transaction Document, the transactions contemplated hereby or thereby or the Purchased Receivables, but in all cases excluding any litigation brought by the Seller Parties (for themselves or on behalf of any Seller Indemnified Party) against the Purchaser or brought by the Purchaser (in each case, for themselves or on behalf of the Purchaser Indemnified Party) against the Seller Parties.

(c)       Each Seller Party shall use its commercially reasonable efforts to comply in all material respects with all Applicable Laws with respect to the Transaction Documents and the Purchased Receivables, except where compliance therewith is being contested by the Seller in good faith by appropriate proceedings.

(d)       The Seller Parties shall not enter into any contract, agreement or other legally binding arrangement (whether written or oral), or grant any right to any other Person, in any case that would reasonably be expected to conflict with the Transaction Documents or serve or operate to limit, circumscribe or alter any of the Purchaser’s rights under the Transaction Documents (or the Purchaser’s ability to exercise any such rights).

Section 5.4      Patent Prosecution, Enforcement and Defense.

(a)       Except as would conflict with Section 4.1 of the Ligand License Agreement, the Seller Parties shall, at the Seller’s expense, take any and all actions, and prepare, execute, deliver and file any and all agreements, documents and instruments, that are reasonably necessary to diligently preserve and maintain the applicable Intellectual Property Rights, including payment of maintenance fees or annuities. In connection with any actions or decisions by the Seller not to act in respect of matters contemplated by the foregoing sentence, the Seller shall provide advance written notice of all such actions or decisions not to act in order to consult with the Purchaser, and the Seller shall, in good faith, give due consideration to any reasonable suggestions of, the Purchaser.

(b)       Except as would conflict with Section 4.2 of the Ligand License Agreement, the Seller Parties shall, at the Seller’s expense, (i) diligently defend and enforce the applicable Intellectual Property Rights against infringement or interference by any other Person, and against any claims of invalidity or unenforceability, in any jurisdiction (including by bringing any legal action for infringement or defending any counterclaim of invalidity or action of any other Person for declaratory judgment of non-infringement or non-interference) and (ii) when available and material in respect of any applicable Covered Product, obtain patents and any corrections, substitutions, reissues and reexaminations thereof and obtain patent term extensions and any other forms of patent term restoration. In connection with the Seller’s actions or decisions not to act in respect of matters contemplated by the foregoing sentence, the Seller shall provide advance written notice of all such actions or decisions not to act in order to consult with the Purchaser, if applicable, and, if applicable, allow the Purchaser sufficient time to issue instructions. The Seller shall promptly (but in any event within five Business Days) provide to the Purchaser a copy of any written notice or other documentation received in connection with any such legal action, suit or other proceeding.

(c)       To the extent the Seller enters into any license agreements with respect to the Covered Products, the Seller shall, except to the extent prohibited by obligations of confidentiality contained in such license agreements, promptly (but in any event within five Business Days) after receipt thereof, provide to the Purchaser a copy of all substantive written notices or other documentation relating to the patentability, enforceability, validity, scope or term of the Patents, and shall provide the Purchaser with a copy of drafts of any written material proposed to be filed in response thereto.

(d)       The Seller shall promptly (but in any event within five Business Days) after receipt thereof, provide to the Purchaser a copy of all substantive written notices or other documentation relating to the patentability, enforceability, validity, scope or term of the Patents, and shall provide the Purchaser with a copy of drafts of any written material proposed to be filed in response thereto.

(e)       The Seller Parties shall not disclaim or abandon, or fail to take any Commercially Reasonable Action necessary or desirable to prevent the disclaimer or abandonment of, any material Intellectual Property Rights.

(f)       The Parties shall bear their own costs and expenses in connection with the actions pursuant to this Section 5.4.

Section 5.5      Inspections and Audits of the Seller Parties. Following the date hereof, upon at least five Business Days’ written notice and during normal business hours, no more frequently than once per calendar year, the Purchaser may cause an inspection and/or audit by an independent public accounting firm to be made of the Seller Parties’ books of account for the three calendar years prior to the audit for the purpose of determining the correctness of the calculation of the Covered Product Revenue Payments under this Agreement; provided, however, that no calendar year may be subject to more than one audit unless Specified Breach Event has occurred and is continuing. Upon the Purchaser’s reasonable request, no more frequently than once per calendar year while any Out-License remains in effect, the Seller Parties shall use Commercially Reasonable Efforts to exercise any rights they may have under any Out-License relating to a Covered Product to cause an inspection and/or audit by an independent public accounting firm to be made of the books of account of any counterparty thereto for the purpose of determining the correctness of the calculation of the Covered Product Revenue Payments under this Agreement. The Seller Parties shall promptly notify the Purchaser in writing if they initiate an inspection and/or audit of the books of accounts of any counterparty to an Out-License to the extent such inspection and/or audit is related to the Covered Product Revenue Payments, and shall provide to the Purchaser a copy of any report relating thereto within five Business Days of receipt thereof, which copy may be redacted; provided that any redactions to such report shall not include any information necessary to determine the correctness of the calculation of the Covered Product Revenue Payments made under this Agreement. All of the out-of-pocket expenses of any inspection or audit requested by the Purchaser hereunder (including the fees and expenses of such independent public accounting firm designated for such purpose) otherwise payable by the Seller Parties shall be borne solely by the Purchaser, unless the independent public accounting firm determines that Covered Product Revenue Payments previously paid to the Purchaser during the period of the audit were underpaid by an amount greater than five percent of the Covered Product Revenue Payments actually paid during such period, in which case such expenses shall be borne by the Seller Parties. Any such accounting firm or company shall not disclose the confidential information of the Seller Parties or any such licensee relating to a Covered Product to the Purchaser, except to the extent such disclosure is necessary to determine the correctness of Covered Product Revenue Payments or otherwise would be included in a Royalty Report. All information obtained by the Purchaser as a result of any such inspection or audit shall be Confidential Information subject to ARTICLE VIII. If any audit discloses any underpayments by the Seller Parties to the Purchaser, then such underpayment, together with the late fees contemplated by Section 2.3(b), shall be paid by the Seller Parties to the Purchaser (in the same manner as provided in Section 2.3(a)) within 30 calendar days of such underpayment being so disclosed. If any audit discloses any overpayments by the Seller Parties to the Purchaser, then the Seller Parties shall have the right to credit the amount of the overpayment against each subsequent quarterly Covered Product Revenue Payment due to the Purchaser until the overpayment has been fully applied.

Section 5.6      Diligence. The Seller Parties shall use Commercially Reasonable Efforts to, and shall cause its Affiliates and Counterparties to, (i) complete the material activities outlined in the Product Commercialization Plan in the timeframes set forth therein and (ii) prepare, execute, deliver and file any and all agreements, documents or instruments that are necessary or desirable to secure and maintain Regulatory Approval for the Covered Products in the Territory. The Seller Parties shall not withdraw or abandon, or fail to take any action necessary to prevent the withdrawal or abandonment of, any Regulatory Approval once obtained. Following receipt of Regulatory Approval in any country, the Seller Parties shall use Commercially Reasonable Efforts to Exploit the Covered Products in each such country. The Seller shall maintain, and cause its Affiliates to maintain, compliance in all material respects with all Applicable Laws and all Regulatory Approvals. The Seller shall have the right to amend, modify or change the Product Commercialization Plan from time to time in its sole discretion; provided, however, that notwithstanding the foregoing with respect to any material amendments, modifications or changes to the Product Commercialization Plan, the Seller Parties shall (i) provide notice to the Purchaser of such changes, (ii) consult with the Purchaser as to the nature and reasoning behind such changes, (iii) consider in good faith any comments made by the Purchaser and (iv) ultimately make such changes in good faith and in a manner consistent with the Seller’s obligations under this Section 5.6, including the exercise of Commercially Reasonable Efforts.

Section 5.7      Tax Matters.

(a)       All payments to the Purchaser under this Agreement shall be made without any deduction or withholding for or on account of any Tax unless required by Applicable Law; provided that if any deduction or withholding for or on account of the Purchaser Indemnified Tax is required by Applicable Law to be made, and is made, by any applicable withholding agent in respect of any payment to the Purchaser under this Agreement or to Seller (or its Affiliates) that are attributable to the Purchased Receivables, then the Seller shall, within five Business Days after such deduction or withholding is made, make a payment to the Purchaser so that, after all such required deductions and withholdings are made by any applicable withholding agent (including any deductions and withholdings required with respect to any additional payments under this Section 5.7(a)), the Purchaser receives an amount equal to the amount that they would have received had no withholding of the Purchaser Indemnified Taxes been made.

(b)       The Parties agree not to take any position that is inconsistent with the provisions of Section 2.1(b) on any Tax return unless required by Applicable Law or final determination within the meaning of Section 1313 of the Code. If there is an inquiry by any Governmental Authority of the Seller or the Purchaser related to Tax matters in respect of this Agreement, the Parties shall cooperate with each other in responding to such inquiry in a commercially reasonable manner.

Section 5.8      Existence. Each Seller Party shall (a) preserve and maintain its existence (provided, however, that nothing in this Section 5.8 shall prohibit the Seller Parties from entering into any merger or consolidation), (b) preserve and maintain its rights, franchises and privileges unless failure to do any of the foregoing would not reasonably be expected to have a Material Adverse Effect, (c) qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such qualifications would reasonably be expected to have a Material Adverse Effect, including appointing and employing such agents or attorneys in each jurisdiction where it shall be necessary to take action under this Agreement, and (d) comply with its organizational documents, except, in the case of this clause (d), for any non-compliance that would not reasonably be expected to have a Material Adverse Effect. The Purchaser acknowledges and agrees (to the maximum extent permitted under Applicable Law), that the Purchaser shall not, and shall not cause any other Person to, petition for the bankruptcy of the Seller Parties.

Section 5.9      Additional Sales; Liens.

(a)       The Seller Parties shall not create, incur, sell, issue, assume, enforce or suffer to exist any additional revenue interests (or similar economic equivalents), except for the Ligand License Agreement, with respect to Net Sales of the Covered Products unless such additional revenue interests (or such economic equivalents) are subordinated to the Purchased Receivables as to payment, security and enforcement. For the avoidance of doubt, subject to compliance with this Section 5.9(a), the Seller Parties may create, incur, sell, issue, assume, enforce or suffer to exist any additional revenue interests (or similar economic equivalents) with respect to Net Sales of the Covered Products without the consent of the Purchaser.

(b)       Except as permitted pursuant to Section 5.12 (Out-Licenses for Covered Products), the Seller Parties shall not transfer, encumber or grant any Lien on the Intellectual Property Rights in the Territory without the consent of Purchaser.

Section 5.10      Change of Control; Product Transaction.

(a)       Notwithstanding anything to the contrary in this Agreement, in no event shall a Seller Party be a party to a Change of Control where such Seller Party is not the surviving Person, unless the surviving Person to such Change of Control expressly assumes all the obligations of the applicable Seller Party under the Transaction Documents to which such Seller Party is party, in which case such surviving Person shall succeed to, and be substituted for, such Seller Party under the Transaction Documents to which such Seller Party is party and such Seller Party shall automatically be released and discharged from its obligations under the Transaction Documents to which such Seller Party is party.

(b)       Notwithstanding anything to the contrary in this Agreement, in no event shall a Seller Party be a party to a Product Transaction, unless the acquirer or similar counterparty in such Product Transaction expressly agrees in writing to be bound by the applicable provisions of the Transaction Documents to the extent applicable to the rights and obligations conveyed under such Product Transaction. In the event of Product Transaction resulting in the full assignment of all rights and obligations of the Seller Party under the Transaction Documents, the acquirer or similar counterparty shall succeed to, and be substituted for, such Seller Party under the Transaction Documents to which such Seller Party is party.

Section 5.11      Material Contracts. The Seller shall comply in all material respects with its obligations under the Material Contracts and shall not take any action or forego any action that would reasonably be expected to result in a material breach thereof. Promptly, and in any event within ten Business Days, after receipt of any written or oral notice by the Seller or any of its Affiliates with respect to an alleged material breach under any Material Contract, the Seller shall provide the Purchaser a copy (or, in the case of oral notices, a written summary) thereof. The Seller shall use its Commercially Reasonable Efforts to cure any material breaches by it under any Material Contract and shall give written notice to the Purchaser upon curing any such breach. The Seller shall provide the Purchaser with written notice following (and in any event within five Business Days of) becoming aware of a Counterparty’s material breach of its obligations under any Material Contract. The Seller shall not terminate any Material Contract. The Seller shall not make or enter into any amendment, supplement or modification to, or grant any waiver under any provision of, the Ligand License Agreement without the Purchaser’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) to the extent that such amendment, supplement, modification or grant would reasonably be expected to have a material adverse effect on the timing, amount or duration of the Covered Product Revenue Payments. Promptly, and in any event within ten Business Days following the Seller’s notice to a Counterparty to any Material Contract of an alleged breach by such Counterparty under any such Material Contract, the Seller shall provide the Purchaser a copy thereof.

Section 5.12      Out-Licenses for Covered Products. With respect to Covered Products, the Seller may enter into Out-Licenses without the Purchaser’s prior written consent; provided that with respect to each such Out-License, (i) such Out-License constitutes an arms-length transaction to a Third Party, which includes an obligation of the Third Party contractually to use Commercially Reasonable Efforts in the performance of the arrangement and (ii) the Seller delivers to the Purchaser a copy of the final executed Out-License promptly upon consummation thereof, subject to reasonable redaction to comply with obligations of confidentiality.

Section 5.13      Right of First Negotiation.

(a)       In the event that the Purchaser intends to sell, transfer, assign or dispose of the Purchased Receivables under this Agreement or any portion thereof to a Third Party (a “Proposed Sale”), Purchaser hereby grants Ligand a right of first negotiation with the Purchaser in respect of such Proposed Sale. The Purchaser shall promptly provide Ligand with written notice thereof (each such notice, a “ROFN Notice”). In the event that Ligand wishes to exercise its right of first negotiation with respect to such Proposed Sale, it shall do so in writing (the “ROFN Exercise Notice”) within 30 days of receipt of the ROFN Notice. If Ligand does not provide the ROFN Exercise Notice within such 30-day notice period, the Purchaser shall have no further obligations under this Section 5.13.

(b)       Upon receipt of the ROFN Exercise Notice, (i) the Purchaser shall provide the material terms and provisions of the Proposed Sale within 30 days following the Purchaser’s receipt of the ROFN Exercise Notice (the “Proposed Sale Terms”) and (ii) the Purchaser and Ligand shall negotiate solely and in good faith to reach agreement on the Proposed Sale Terms.

(c)       The Purchaser and Ligand shall exclusively negotiate the terms of a definitive agreement on such Proposed Sale for 120 days after the Purchaser’s receipt of the ROFN Exercise Notice; provided, however, that if the Purchaser does not provide the Proposed Sale Terms within the 30-day period set forth in Section 5.13(b)(i), the length of such exclusive negotiation period shall be extended until Ligand receives such information that is acceptable to Ligand (in its sole discretion) to constitute the Proposed Sale Terms. For the avoidance of doubt, during the 120 day negotiation period, the Purchaser shall not, directly or indirectly, negotiate or contact any Third Party with respect to the Proposed Sale. If the Purchaser and Ligand do not reach a definitive agreement on such Proposed Sale within 120 days of Ligand’s receipt of the Proposed Sale Terms (or if Ligand fails to provide a ROFN Exercise Notice within such 30 day period), the Purchaser shall have no further obligation to Ligand with respect to such Proposed Sale under this Section 5.13, and the Purchaser may elect to enter into a definitive agreement with a Third Party to sell, transfer, assign or dispose of the Purchased Receivables under this Agreement or any portion thereof, in which event the right of first negotiation under this Section 5.13 for such Proposed Sale shall terminate.

ARTICLE VI
THE CLOSING

Section 6.1      Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at 9:00 a.m., Eastern Standard Time on the date hereof (the “Closing Date”) by electronic exchange of signatures, or on such other date, at such other time or at such other place, in each case as the Parties mutually agree.

Section 6.2      Closing Deliverables of the Seller Parties. At the Closing, the Seller Parties shall deliver or cause to be delivered to the Purchaser the following:

(a)       a counterpart signature page to the Closing Date Bill of Sale, duly executed by the Seller;

(b)       an opinion of Sullivan & Worcester LLP, counsel to the Seller Parties, in form and substance reasonably satisfactory to the Purchaser;

(c)       a duly executed certificate of an executive officer of the Seller Parties dated as of the Closing Date and (i) attaching copies, certified by such officer as true and complete, of (x) the organizational documents of the Seller Parties and (y) resolutions of the governing body of the Seller Parties authorizing and approving the execution, delivery and performance by the Seller Parties of the Transaction Documents and the transactions contemplated hereby and thereby, (ii) setting forth the incumbency of the officer or officers of the Seller Parties who have executed and delivered the Transaction Documents, including therein a signature specimen of each such officer or officers and (iii) attaching a copy, certified by such officer as true and complete, of a good standing certificate of the appropriate Governmental Authority of the Seller Parties’ jurisdictions of organization, stating that the Seller Parties are in good standing under the laws of such jurisdictions;

(d)       UCC-1 financing statements to evidence and perfect the sale, assignment, transfer, conveyance and grant of the Purchased Receivables pursuant to Section 2.1 and the back-up security interest granted pursuant to Section 2.1(d); and

(e)       duly executed IRS Form W-9s from the Seller certifying that the Seller is a United States person as defined in Section 7701(a)(30) of the Code and exempt from U.S. federal backup withholding.

Section 6.3      Closing Deliverables of the Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller Parties the following:

(a)       a counterpart signature page to the Closing Date Bill of Sale, duly executed by the Purchaser;

(b)       the Closing Payment in accordance with Section 2.2; and

(c)       a duly executed IRS Form W-9 from the Purchaser certifying it is a United States person as defined in Section 7701(a)(30) of the Code and exempt from U.S. federal backup withholding.

Section 6.4      Lockbox Account; Collection Account; Account Control Agreement.

(a)       The Seller will establish the Lockbox Account within 30 days of the Closing Date for the purpose of depositing all payments to be made by any distributors and account debtors with respect to proceeds arising from sales of Covered Products or any other payments relating to Covered Products. The Seller will instruct all such distributors and account debtors (including any parties to an Out-License entered into pursuant to Section 5.12) to remit any amounts owed to the Seller in respect of the Covered Products to the Lockbox Account. To the extent any proceeds arising from sales of Covered Products or any other payments related to Covered Products are paid directly to the Seller, the Seller shall remit to the Lockbox Account all such amounts no less than quarterly.

(b)       The Seller will establish the Collection Account within 30 days of the Closing Date and cause all funds on deposit in the Lockbox Account to be swept daily to the Collection Account. With respect to any amounts that are deposited in the Collection Account, so long as all payment obligations of any Seller Party to the Purchaser under this Agreement have been made, (i) a minimum of 1.5% of such amounts shall remain in the Collection Account until the Royalty Payment Date immediately following the date of such deposits and may not be transferred to any other account of the Seller and (ii) any remaining amounts may be disbursed to another account of the Seller from time to time at the direction of the Seller. On each Royalty Payment Date, the Seller shall instruct the Account Bank to disburse to the Purchaser an amount equal to the lesser of (x) the funds on deposit in the Collection Account and (y) the Covered Product Revenue Payment for such Royalty Payment Date. If the amount to be disbursed to the Purchaser on any Royalty Payment Date pursuant to the preceding sentence is less than the Covered Product Revenue Payment to which the Purchaser is entitled, the Seller shall pay the amount of such shortfall to the Purchaser on such Royalty Payment Date.

(c)       If an Event of Default has occurred and is continuing, the Purchaser shall have the right to exercise all of their rights and remedies under Article VII and the Account Control Agreement.

(d)       The Seller shall pay all fees, expenses and charges of the Account Bank pursuant to the terms of the Account Control Agreement by depositing sufficient funds into the Lockbox Account when such fees, charges and expenses are due. The Seller agrees that all Purchased Receivables deposited into the Lockbox Account are to be held in trust for the benefit of the Purchaser, and that the Seller disclaims and waives any claim or interest in such Purchased Receivables, so that the Purchaser may be assured of receiving the Purchased Receivables owned by the Purchaser.

(e)       The Seller shall have no right to terminate the Lockbox Account or the Collection Account without the Purchaser’s prior written consent.

ARTICLE VII
INDEMNIFICATION

Section 7.1      Indemnification by the Seller Parties. The Seller Parties jointly and severally agree to indemnify, defend and hold harmless the Purchaser and their respective Affiliates and any or all of their respective partners, directors, trustees, officers, managers, employees, members, agents and controlling persons (each, a “Purchaser Indemnified Party”) harmless from and against, and will pay to the Purchaser Indemnified Party the amount of, any and all Losses awarded against or incurred or suffered by the Purchaser Indemnified Party, whether or not involving a Third Party Claim, arising out of or resulting from (a) any breach of any representation or warranty made by the Seller in any of the Transaction Documents or in any certificate delivered by the Seller to the Purchaser in writing pursuant to this Agreement, (b) any breach of or default under any covenant or agreement of the Seller in any of the Transaction Documents, (c) any Excluded Liabilities and Obligations, (d) any product liability claims relating to a Covered Product, (e) any claims of infringement or misappropriation of any Intellectual Property Rights by any Third Parties against Purchaser or its Affiliates or (f) any brokerage or finder’s fees or commissions or similar amounts incurred or owed by the Seller or any of its Affiliates to any brokers, financial advisors or comparable other Persons retained or employed by any of them in connection with the transactions contemplated by this Agreement. Any amounts due to the Purchaser Indemnified Party hereunder shall be payable by the Seller to the Purchaser Indemnified Party upon demand.

Section 7.2      Indemnification by the Purchaser. The Purchaser agrees to indemnify and hold the Seller and its Affiliates and any or all of their respective partners, directors, officers, managers, members, employees, agents and controlling Persons (each, a “Seller Indemnified Party”) harmless from and against, and will pay to each Seller Indemnified Party the amount of, any and all Losses awarded against or incurred or suffered by such Seller Indemnified Party, whether or not involving a Third Party Claim, arising out of (a) any breach of any representation or warranty made by the Purchaser in any of the Transaction Documents or any certificate delivered by the Purchaser to the Seller in writing pursuant to this Agreement, (b) any breach of or default under any covenant or agreement of the Purchaser in any Transaction Document to which the Purchaser is a party or (c) any brokerage or finder’s fees or commissions or similar amounts incurred or owed by the Purchaser to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement. Any amounts due to any Seller Indemnified Party hereunder shall be payable by the Purchaser to such Seller Indemnified Party upon demand.

Section 7.3      Claims. A claim by an indemnified party under this ARTICLE VII for any matter in respect of which such indemnified party would be entitled to indemnification hereunder may be made by delivering, in good faith, a written notice of demand to the indemnifying party, which notice shall contain (a) a description and the amount of any Losses incurred or suffered or reasonably expected to be incurred or suffered by the indemnified party, (b) a statement that the indemnified party is entitled to indemnification under this ARTICLE VII for such Losses and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Losses. For all purposes of this Section 7.3, the Seller shall be entitled to deliver such notice of demand to the Purchaser on behalf of the Seller Indemnified Parties, and the Purchaser shall be entitled to deliver such notice of demand to the Seller on behalf of the Purchaser Indemnified Parties.

Section 7.4      Survival. All representations, warranties and covenants made in this Agreement, in any other Transaction Document or in any certificate delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing. The rights hereunder to indemnification, payment of Losses or other remedies based on any such representation, warranty or covenant shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time (whether before or after the execution and delivery of this Agreement or the Closing) in respect of the accuracy or inaccuracy of or compliance with, any such representation, warranty or covenant.

Section 7.5      Remedies. Except in the case of actual fraud, intentional misrepresentation, intentional wrongful acts, intentional breach, bad faith or willful misconduct and except as set forth in Section 10.1 or in the other Transaction Documents, (a) the indemnification afforded by this ARTICLE VII shall be the sole and exclusive remedy for any and all Losses awarded against or incurred or suffered by a Party in connection with any breach of any representation or warranty made by a Party in any of the Transaction Documents or any certificate delivered by a Party to the other Party in writing pursuant to this Agreement or any breach of or default under any covenant or agreement by a Party pursuant to any Transaction Document and (b) the Purchaser acknowledges and agrees that the Purchaser, together with its Affiliates and representatives, has made its own investigation of the Purchased Receivables and the transactions contemplated by the Transaction Documents and is not relying on, and shall have no remedies in respect of, any implied warranties or upon any representation or warranty whatsoever as to the future amount or potential amount of the Purchased Receivables.

Section 7.6      Limitations. Neither any Seller Indemnified Party nor the Purchaser Indemnified Party shall have any liability for, or Losses be deemed to include, any special, punitive or exemplary damages, whether in contract or tort, regardless of whether the other Party shall be advised, shall have reason to know, or in fact shall know of the possibility of such damages suffered or incurred by any such Seller Indemnified Party or the Purchaser Indemnified Party in connection with this Agreement any of the other Transaction Documents or any of the transactions contemplated hereby or thereby, except to the extent any such damages are actually paid to a Third Party in accordance with Section 7.3. Notwithstanding the foregoing, the limitations set forth in this Section 7.6 shall not apply to any claim for indemnification hereunder in the case of actual fraud, intentional misrepresentation, intentional wrongful acts, intentional breach, bad faith or willful misconduct. The Parties acknowledge and agree that (a) the Purchaser’s Losses, if any, for any indemnifiable events under this Agreement will typically include Losses for Purchased Receivables that the Purchaser was entitled to receive in respect of its ownership of the Purchased Receivables but did not receive timely or at all due to such indemnifiable event and (b) subject to this Section 7.6, the Purchaser shall be entitled to make indemnification claims for all such missing or delayed Purchased Receivables that the Purchaser was entitled to receive in respect of its ownership of the Purchased Receivables as Losses hereunder (which claims shall be reviewed and assessed by the Parties in accordance with the procedures set forth in this ARTICLE VII), and such missing or delayed Purchased Receivables shall not be deemed special, punitive or exemplary damages for any purpose of this Agreement.

Section 7.7      Tax Treatment of Indemnification Payments. For all purposes hereunder, any indemnification payments made pursuant to this ARTICLE VII will be treated as an adjustment to the Purchase Price for all Tax purposes to the fullest extent permitted by Applicable Law.

ARTICLE VIII
CONFIDENTIALITY

Section 8.1      Confidentiality. Except as provided in this ARTICLE VIII or otherwise agreed in writing by the Parties, the Parties agree that, during the term of this Agreement and until the tenth anniversary of the date of termination of this Agreement, each Party (the “Receiving Party”) shall keep confidential, and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder), any information (whether written or oral, or in electronic or other form) furnished to it by or on behalf of the other Party (the “Disclosing Party”) pursuant to this Agreement, including the terms of this Agreement (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:

(a)       was already in the Receiving Party’s possession on a non-confidential basis prior to its disclosure to it by the Disclosing Party, or becomes known to the Receiving Party from a source other than the Disclosing Party and its representatives without any breach of this Agreement, in each case as evidenced by written records (provided that if such information was disclosed to the Receiving Party on a non-confidential basis by a source that is not the Disclosing Party, such source to the knowledge of the Receiving Party had the right to disclose such information to the Receiving Party without any legal, contractual or fiduciary obligation to, any person with respect to such information);

(b)       is or becomes generally available to the public other than as a result of an act or omission by the Receiving Party or its Affiliates in breach of this Agreement; or

(c)       was independently developed by the Receiving Party, as evidenced by written records, without use of or reference to the Confidential Information or in violation of the terms of this Agreement.

Section 8.2      Permitted Disclosure. In the event that the Receiving Party or its Affiliates or any of its or its Affiliates’ representatives are requested by a governmental or regulatory authority or required by Applicable Law, regulation or legal process (including the regulations of a stock exchange or governmental or regulatory authority or the order or ruling of a court, administrative agency or other government or regulatory body of competent jurisdiction) to disclose any Confidential Information, the Receiving Party shall promptly, to the extent permitted by Applicable Law, notify the Disclosing Party in writing of such request or requirement so that the Disclosing Party may seek an appropriate protective order or other appropriate remedy (and if the Disclosing Party seeks such an order or other remedy, the Receiving Party will provide such cooperation, at the Receiving Party’s sole expense, as the Disclosing Party shall reasonably request). If no such protective order or other remedy is obtained and the Receiving Party or its Affiliates or its or its Affiliates’ representatives are, in the view of their respective counsel (which may include their respective internal counsel), legally required to disclose Confidential Information, the Receiving Party or its Affiliates or its or its Affiliates’ representatives, as the case may be, shall only disclose that portion of the Confidential Information that their respective counsel advises that the Receiving Party or its Affiliates or its or its Affiliates’ representatives, as the case may be, are required to disclose and will exercise commercially reasonable efforts, at the Disclosing Party’s sole expense, to obtain reliable assurance that confidential treatment will be accorded to that portion of the Confidential Information that is being disclosed. In any event, the Receiving Party will not oppose action by the Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. Notwithstanding the foregoing, notice to the Disclosing Party shall not be required where disclosure is made (i) in response to a request by a governmental or regulatory authority having competent jurisdiction over the Receiving Party, its Affiliates or its or its Affiliates’ representatives, as the case may be, or (ii) in connection with a routine examination by a regulatory examiner, where in each case such request or examination does not expressly reference the Disclosing Party, its Affiliates, the Purchased Receivables or this Agreement. The Receiving Party may disclose Confidential Information to its Affiliates, its and their employees, directors, officers, contractors, agents, and representatives, and to potential or actual acquirers, merger partners, permitted assignees, investment bankers, investors, limited partners, partners, lenders, or other financing sources (including, in the case of the Seller, any party evaluating the acquisition of any portion of the Purchased Receivables that are not included in the Purchased Receivables), and their respective directors, employees, contractors and agents; provided that such person or entity agrees to confidentiality and non-use obligations with respect thereto at least as stringent as those specified for in this Article VIII. Further, notwithstanding anything contained in this Article VIII to the contrary, the Seller may disclose Confidential Information to the extent such disclosure is reasonably necessary to comply with the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or with any rule, regulation or legal process promulgated by the SEC or a stock exchange, subject to the Seller’s obligations set forth in Section 5.2.

ARTICLE IX
TERMINATION

Section 9.1      Termination of Agreement.

(a)       This Agreement may only be terminated by mutual written consent of the Purchaser, on the one hand, and the Seller Parties, on the other hand.

(b)       Effect of Termination. Upon the termination of this Agreement pursuant to Section 9.1(a), this Agreement shall become void and of no further force and effect; provided, however, that (a) the provisions of Section 5.2, ARTICLE VII, ARTICLE VIII, this ARTICLE IX and ARTICLE X shall survive such termination and shall remain in full force and effect, and (b) nothing contained in this Section 9.1 shall relieve any Party from liability for any breach of this Agreement that occurs prior to such termination.

ARTICLE X
MISCELLANEOUS

Section 10.1      Specific Performance. Each Party acknowledges and agrees that, if it fails to perform any of its obligations under any of the Transaction Documents, the other Parties will have no adequate remedy at law. In such event, each Party agrees that the other Parties shall have the right, in addition to any other rights it may have (whether at law or in equity), to specific performance of this Agreement.

Section 10.2      Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be effective (a) upon receipt when sent by registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (b) upon receipt when sent by an overnight courier (costs prepaid and receipt requested), (c) on the date personally delivered to an authorized officer of the Party to which sent or (d) on the date transmitted by e-mail with a confirmation of receipt, addressed to the recipient as follows:

if to the Seller Parties, to:

Channel Therapeutics Corporation

4400 Route 9 South, Suite 1000

Freehold, New Jersey 07728

Attention: Francis Knuettel II

E-mail: frank@channeltxco.com

with a copy (which shall not constitute notice) to:

Sullivan & Worcester LLP

1251 Avenue of the Americas

New York, NY 10020

Attention: David Danovitch

E-mail: ddanovitch@sullivanlaw.com

if to the Purchaser, to:

Nomis RoyaltyVest LLC
4th Floor, 145 Adelaide Street West

Toronto, Ontario M5H 4E5
Attention: Mark Lichtenstein; Paul Zogala
Email: ml@murchinsonltd.com; pzogala@murchinsonltd.com

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
2222 Market Street
Philadelphia, PA 19103
Attention: Andrew R. Mariniello; Conor F. Larkin
Email: andrew.mariniello@morganlewis.com; conor.larkin@morganlewis.com

Each Party may, by notice given in accordance herewith to the other Party, designate any further or different address to which subsequent notices, consents, waivers and other communications shall be sent.

Section 10.3      Successors and Assigns. The Seller Parties shall not be entitled to assign any of their rights or delegate any of its obligations under this Agreement without the prior written consent of the Purchaser. Subject to Section 5.13, the Purchaser may, without the consent of the Seller Parties, assign any of its rights and delegate any of its obligations under this Agreement without restriction to any entity or entities. In connection with any such assignment by the Purchaser, if requested, the Seller shall be provided with an IRS Form W-9 or applicable IRS Form W-8, as appropriate, with respect to such assignee. Each Party shall give written notice to the other Parties of any assignment permitted by this Section 10.3. Any purported assignment of rights or delegation of obligations in violation of this Section 10.3 will be void. Subject to the foregoing, this Agreement will apply to, be binding upon, and inure to the benefit of, the successors and permitted assigns of the Parties.

Section 10.4      Independent Nature of Relationship. The relationship between the Seller and the Purchaser is solely that of seller and purchaser, and neither the Seller nor the Purchaser has any fiduciary or other special relationship with the other Party or any of its Affiliates. This Agreement is not a partnership or similar agreement, and nothing contained herein or in any other Transaction Document shall be deemed to constitute the Seller and the Purchaser as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes. The Parties agree that they shall not take any inconsistent position with respect to such treatment in a filing with any Governmental Authority.

Section 10.5      Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto and the other Transaction Documents, constitute a complete and exclusive statement of the terms of agreement between the Parties, and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties, with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits or Schedules hereto or the other Transaction Documents) has been made or relied upon by any Party.

Section 10.6      Governing Law.

(a)       THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(b)       Each Party irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of (i) the United States District Court for the Southern District of New York and (ii) the Supreme Court of the State of New York, Borough of Manhattan, for purposes of any claim, action, suit or proceeding arising out of this Agreement, any of the other Transaction Documents or any of the transactions contemplated hereby or thereby, and agrees that all claims in respect thereof shall be heard and determined only in such courts. Each Party agrees to commence any such claim, action, suit or proceeding only in the United States District Court for the Southern District of New York or, if such claim, action, suit or proceeding cannot be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, Borough of Manhattan, and agrees not to bring any such claim, action, suit or proceeding in any other court. Each Party hereby waives, and agrees not to assert in any such claim, action, suit or proceeding, to the fullest extent permitted by Applicable Law, any claim that (i) such Party is not personally subject to the jurisdiction of such courts, (ii) such Party and such Party’s property is immune from any legal process issued by such courts or (iii) any claim, action, suit or proceeding commenced in such courts is brought in an inconvenient forum. Each Party agrees that a final judgment in any such claim, action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each Party acknowledges and agrees that this Section 10.6(b) constitutes a voluntary and bargained-for agreement between the Parties.

(c)       The Parties agree that service of process in any claim, action, suit or proceeding referred to in Section 10.6(b) may be served on any Party anywhere in the world, including by sending or delivering a copy of such process to such Party in any manner provided for the giving of notices in Section 10.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Applicable Law. Each Party waives personal service of any summons, complaint or other process, which may be made by any other means permitted by New York law.

Section 10.7      Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.7.

Section 10.8      Severability. If one or more provisions of this Agreement are held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall remain in full force and effect and be enforceable in accordance with its terms. Any provision of this Agreement held invalid or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid or unenforceable.

Section 10.9      Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. Any counterpart may be executed by facsimile or other similar means of electronic transmission, including “PDF”, and such facsimile or other electronic transmission shall be deemed an original.

Section 10.10      Amendments; No Waivers. Neither this Agreement nor any term or provision hereof may be amended, supplemented, restated, waived, changed or modified except with the written consent of the Parties. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on any Party in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval hereunder shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 10.11      No Third Party Rights. Other than the Parties, no Person will have any legal or equitable right, remedy or claim under or with respect to this Agreement or any of the other Transaction Documents; provided, however, that notwithstanding the foregoing, Ligand is an intended third-party beneficiary and may enforce Section 5.13. This Agreement may be amended or terminated, and any provision of this Agreement may be waived, without the consent of any Person who is not a Party. The Seller shall enforce any legal or equitable right, remedy or claim under or with respect to this Agreement for the benefit of the Seller Indemnified Parties and the Purchaser shall enforce any legal or equitable right, remedy or claim under or with respect to this Agreement for the benefit of the Purchaser Indemnified Parties.

Section 10.12      Table of Contents and Headings. The Table of Contents and headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

{SIGNATURE PAGES FOLLOW}

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

SELLER PARTIES:

CHANNEL THERAPEUTICS CORPORATION, a Nevada corporation

By:	/s/ Francis Knuettel II
Name: Francis Knuettel II
Title: Chief Executive Officer & Chief Financial Officer

LNHC, INC., a Delaware corporation

By:	/s/ Scott M. Plesha
Name: Scott M. Plesha
Title: Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]

PURCHASER:

NOMIS ROYALTYVEST LLC, a Delaware limited liability company

By:	/s/ Mark Lichtenstein
Name: Mark Lichtenstein
Title: Authorized Representative

[Signature Page to Purchase and Sale Agreement]

Exhibit A

Form of Closing Date Bill of Sale

CLOSING DATE BILL OF SALE

This CLOSING DATE BILL OF SALE (this “Bill of Sale”) is dated as of July 1, 2025 by LNHC, Inc., a Delaware corporation (the “Seller”), in favor of Nomis RoyaltyVest LLC, a Delaware limited liability company (the “Purchaser”). Unless otherwise specifically defined herein, each capitalized term used herein shall have the meaning assigned to such term in that certain Purchase and Sale Agreement, dated as of the date hereof (the “Purchase Agreement”).

RECITALS

WHEREAS the Seller and the Purchaser are parties to the Purchase Agreement, pursuant to which, among other things, the Seller has agreed to sell, contribute, assign, transfer, convey and grant to the Purchaser, and the Purchaser has agreed to purchase, acquire and accept from the Seller, all of the Seller’s right, title and interest in and to the Purchased Receivables, for the consideration described in the Purchase Agreement; and

WHEREAS the parties hereto now desire to evidence the transfer of all of the Seller’s right, title and interest in and to the Purchased Receivables from the Seller to the Purchaser pursuant to the Purchase Agreement by the execution and delivery of this instrument.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth in the Purchase Agreement and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.       The Seller, by this Bill of Sale, does hereby sell, contribute, assign, transfer, convey and grant to the Purchaser, and the Purchaser does hereby purchase, acquire and accept, all of the Seller’s right, title and interest in and to the Purchased Receivables.

2.       This Bill of Sale: (a) is made pursuant to, and is subject to the terms of, the Purchase Agreement, and (b) shall be binding upon and inure to the benefit of the Seller, the Purchaser and their respective successors and permitted assigns, for the uses and purposes set forth and referred to above, effective immediately upon its delivery to the Purchaser.

3.       THIS BILL OF SALE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

4.       This Bill of Sale may be executed in any number of counterparts and by facsimile or other electronic transmission, each of which counterpart shall constitute an original and all of which counterparts together shall constitute one and the same instrument.

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5.       The terms of the Purchase Agreement are incorporated herein mutatis mutandis by this reference. The parties hereto acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein, and that nothing herein shall be deemed to modify, expand or limit in any way the terms of the Purchase Agreement including any of the representations, warranties, covenants and obligations of the parties thereunder. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

{SIGNATURE PAGES FOLLOW}

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IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale as of the day and year first written above.

SELLER:

LNHC, INC.

By:	/s/ Scott M. Plesha
Name: Scott M. Plesha
Title: Chief Executive Officer

[Signature Page to Closing Date Bill of Sale]

PURCHASER:

NOMIS ROYALTYVEST LLC

By:	/s/ Mark Lichtenstein
Name: Mark Lichtenstein
Title: Authorized Representative

[Signature Page to Closing Date Bill of Sale]

Exhibit B

Disclosure Schedule

(See attached.)

Exhibit C

Purchaser Account

[To be provided following the Closing]

Exhibit D

Seller Account

[To be provided following the Closing]

Exhibit E

Ligand License Agreement

(See attached.)

Exhibit F

Product Commercialization Plan

(See attached.)